Exhibit 10.1

EXECUTION VERSION

NOTE PURCHASE AND SECURITY AGREEMENT

by and among

COMVERGE, INC.,

ENERWISE GLOBAL TECHNOLOGIES, INC.,

COMVERGE GIANTS, LLC,

PUBLIC ENERGY SOLUTIONS, LLC,

PUBLIC ENERGY SOLUTIONS NY, LLC,

CLEAN POWER MARKETS, INC.,

and

ALTERNATIVE ENERGY RESOURCES, INC.,

as Issuers

THE PURCHASERS THAT ARE SIGNATORIES HERETO,

as the Purchasers,

and

PEAK HOLDING CORP.,

as Note Agent

Dated as of March 26, 2012

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6	AFFIRMATIVE COVENANTS		19
	6.1	Government Compliance	19
	6.2	Financial Statements, Reports, Certificates	20
	6.3	Inventory; Returns	21
	6.4	Taxes; Pensions	21
	6.5	Insurance	21
	6.6	Operating Accounts	22
	6.7	Financial Covenants	22
	6.8	Protection and Registration of Intellectual Property Rights	26
	6.9	Litigation Cooperation	27
	6.10	Further Assurances	27
	6.11	[Intentionally Omitted]	27
	6.12	Board Meetings	27
	6.13	Additional Note Parties	28
	6.14	Amendments to Certain Agreements	28
	6.15	Post-Closing Obligations	29

7	NEGATIVE COVENANTS		30
	7.1	Dispositions	30
	7.2	Changes in Business, Management, Ownership, or Business Locations	30
	7.3	Mergers or Acquisitions	31
	7.4	Indebtedness	31
	7.5	Encumbrance	31
	7.6	Maintenance of Collateral Accounts	31
	7.7	Distributions; Investments	31
	7.8	Transactions with Affiliates	31
	7.9	Payments and Amendments	32
	7.10	Compliance	32
	7.11	Anti-Layering	32
	7.12	Subsidiaries	33

8	EVENTS OF DEFAULT		33
	8.1	Payment Default	33
	8.2	Covenant Default	33
	8.3	[Intentionally Omitted]	33
	8.4	Attachment; Levy; Restraint on Business	33
	8.5	Insolvency	34
	8.6	Other Agreements	34
	8.7	Judgments	34
	8.8	Misrepresentations	34
	8.9	Subordinated Debt	34
	8.10	Guaranty	35
	8.11	Governmental Approvals	35
	8.12	Change of Control	35

9	BANK’S RIGHTS AND REMEDIES		35
	9.1	Rights and Remedies	35

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	9.2	Power of Attorney	36
	9.3	Protective Payments	37
	9.4	Application of Payments and Proceeds	37
	9.5	Note Agent’s Liability for Collateral	37
	9.6	No Waiver; Remedies Cumulative	37
	9.7	Demand Waiver	38

10	NOTICES		38

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE		39

12	GENERAL PROVISIONS		40
	12.1	Transfer and Assignment; Registration; Substitution	40
	12.2	Indemnification	41
	12.3	Time of Essence	41
	12.4	Severability of Provisions	41
	12.5	Correction of Note Documents	41
	12.6	Amendments in Writing; Integration	41
	12.7	Counterparts	42
	12.8	Survival	43
	12.9	Confidentiality	43
	12.10	[Reserved]	43
	12.11	All Obligations; No Liability	43
	12.12	Patriot Act	44
	12.13	Issuers are Integrated Group	44
	12.14	Primary Obligations	44
	12.15	Joint and Several Liability	45
	12.16	Comverge as Administrative Issuer	47
	12.17	Legend	48
	12.18	Rights of Note Agent and Purchasers in Bankruptcy; Tolling of Certain Time-Related Defenses	48

13	DEFINITIONS		48
	13.1	Definitions	48

14	PAYMENTS ON NOTES		67

15	SUBSTITUTION OF PURCHASER		68

16	APPOINTMENT OF NOTE AGENT		68
	16.1	Appointment	68
	16.2	Delegation of Duties	69
	16.3	Exculpatory Provisions	69
	16.4	Reliance by Note Agent	69
	16.5	Nonreliance	70
	16.6	Indemnification	70
	16.7	Resignation of Note Agent	70
	16.8	Release of Collateral or Guarantors	71

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NOTE PURCHASE AND SECURITY AGREEMENT

THIS NOTE PURCHASE AND SECURITY AGREEMENT (this “Agreement”) dated as of March 26, 2012 by and among each of the purchasers whose names appear on Annex A (each, a “Purchaser” and, collectively, the “Purchasers”), PEAK HOLDING CORP., a Delaware corporation, in its capacity as agent for itself and the Purchasers (in such capacity and together with any successor or replacement agent appointed pursuant to Section 16.7, the “Note Agent”), COMVERGE, INC., a Delaware corporation (“Comverge”), ENERWISE GLOBAL TECHNOLOGIES, INC., a Delaware corporation (“Enerwise”), COMVERGE GIANTS, LLC, a Delaware limited liability company (“Giants”), PUBLIC ENERGY SOLUTIONS, LLC, a New Jersey limited liability company (“PES”) PUBLIC ENERGY SOLUTIONS NY, LLC, a Delaware limited liability company (“PES-NY”), CLEAN POWER MARKETS, INC., a Pennsylvania corporation (“CPM”) and ALTERNATIVE ENERGY RESOURCES, INC., a Delaware corporation (“AER”) (each of Comverge, Enerwise, Giants, PES, PES-NY, CPM and AER are hereinafter referred to individually as an “Issuer” and collectively, jointly and severally, as “Issuers”) provides the terms on which the Issuers will authorize the issue and sale of $12,000,000 (the “Original Principal Amount”) in aggregate principal amount of its Subordinated Secured Convertible Notes due December 31, 2013 (the “Notes”, such term also to include any notes issued in substitution for any such Notes pursuant to Section 12.1). The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit (other than solely as a result of the Maturity Date being scheduled to occur within 12 months from the date of such opinion). Notwithstanding any change in generally accepted accounting principles after the Effective Date that would require lease obligations that would be treated as operating leases as of the Effective Date to be classified and accounted for as capital leases or otherwise reflected on the Issuers’ consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 NOTES

2.1 Sale and Purchase of Notes; Payment of Notes.

(a) Form of Notes. The Notes shall be substantially in the form set out in Exhibit B.

(b) Sale. Subject to the terms and satisfaction (or waiver in accordance with Section 12.6) of the conditions set forth in Section 3.1 of this Agreement, on the Effective Date, the Issuers will issue and sell to each Purchaser and each Purchaser will purchase from the Issuers, at the Closing provided for in Section 2.13, Notes in the principal amount specified opposite such Purchaser’s name in Annex A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or nonperformance of any obligation by any other Purchaser hereunder.

(c) Status of Purchasers. Each Purchaser by its purchase or other acquisition of any Note represents and warrants as of the date it acquires such Note that it is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act (an “Accredited Investor”) and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Issuers, such Purchaser is capable of evaluating the merits and risks of its investment in the Issuers and has the capacity to protect its own interests, and has the financial ability to bear the economic risk of its investment in the Issuers.

(d) Sale of Notes Constitutes Private Offering by the Issuers. Each Issuer hereby jointly and severally represents, warrants and covenants that none of the Issuers nor anyone acting on its behalf has offered or will offer the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and other Accredited Investors, each of which has been offered the Notes at a private sale for investment. None of the Issuers nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

2.2 Conversion of Notes.

(a) Conversion. After the earlier of (A) the Acceptance Time (as defined in the Acquisition Agreement) or (B) the termination of the Acquisition Agreement in accordance with its terms, the principal amount outstanding under any Note, together with any accrued and unpaid interest thereon and the other Obligations owed in connection therewith, may be converted by the Purchaser holding such Note into shares of Common Stock or Preferred Stock at the election of such Purchaser; provided, however, that (i) if the Acquisition Agreement is terminated by either (y) the Company pursuant to Section 9.1(c)(i) of the Acquisition Agreement in order to enter into an “Alternative Acquisition Agreement” (as such term is defined in the Acquisition Agreement) with the company identified on Schedule 3 hereto (“Company X”) or any of its Affiliates or (z) Peak Holding Corp. pursuant to Section 9.1(d)(ii)(A) or (B) and (ii) the

Company enters into an Alternative Acquisition Agreement with Company X or any of its Affiliates either (y) immediately after a termination pursuant to Section 9.1(c)(i) or (z) within three Business Days following a termination pursuant to Section 9.1(d)(ii)(A) or (B), then no conversion of the principal amount outstanding under any Note, together with any accrued and unpaid interest thereon and the other Obligations owed in connection therewith, shall be permitted until the earlier to occur of (i) the consummation of the transaction contemplated by the Alternative Acquisition Agreement, (ii) the termination of the Alternative Acquisition Agreement according to its terms or (iii) sixty-five (65) days after the termination of the Acquisition Agreement pursuant to Section 9.1(c)(i) or Section 9.1(d)(ii)(A) or (B); and provided further, that (i) if the Acquisition Agreement is terminated by either (y) the Company pursuant to Section 9.1(c)(i) of the Acquisition Agreement in order to enter into an “Alternative Acquisition Agreement” (as such term is defined in the Acquisition Agreement) with any Person other than Company X or any of its Affiliates or (z) Peak Holding Corp. pursuant to Section 9.1(d)(ii)(A) or (B) and (ii) the Company enters into an Alternative Acquisition Agreement either (y) immediately after a termination pursuant to Section 9.1(c)(i) or (z) within three Business Days following a termination pursuant to Section 9.1(d)(ii)(A) or (B), then the principal amount outstanding under any Note, together with any accrued and unpaid interest thereon and the other Obligations owed in connection therewith, may only be converted by the Purchaser holding such Note into shares of Common Stock (and not Preferred Stock) until the earlier to occur of (i) immediately prior to the consummation of the transaction contemplated by the Alternative Acquisition Agreement (in which case, conversion to Preferred Stock may be conditioned upon such consummation), (ii) the termination of the Alternative Acquisition Agreement according to its terms or (iii) sixty-five (65) days after the termination of the Acquisition Agreement by the Company pursuant to Section 9.1(c)(i), Section 9.1(c)(iii) or Section 9.1(d)(ii)(A) or (B), after which time the principal amount outstanding under any Note, together with any accrued and unpaid interest thereon and the other Obligations owed in connection therewith, may be converted by the Purchaser holding such Note into shares of Common Stock or Preferred Stock at the election of such Purchaser. Notwithstanding anything else to the contrary, nothing in this Section 2.2(a) shall in any way limit any rights, other than conversion of the Notes, which the Purchasers may otherwise have under this Agreement.

(b) Conversion Price. Upon conversion of a Note pursuant to this Section 2.2, such Note shall be convertible, at the election of any Purchaser, into shares of (a) Common Stock at a rate of $1.40 per share (the “Common Conversion Price”) or (b) Preferred Stock at a rate of $1,000 per share.

(c) Conversion Procedures. A Purchaser may convert its Notes into shares of Common Stock or Preferred Stock by delivering written notice (a “Purchaser Conversion Notice”) to the Administrative Issuer of its intent to so convert its Notes or any portion thereof setting forth the amount of principal and interest to be converted. Upon the Administrative Issuer’s receipt of a Purchaser Conversion Notice (x) the respective Notes shall convert into shares of Common Stock or Preferred Shares, as applicable, as provided in Sections 2.2(a) and (b), and Comverge shall deliver to the applicable Purchaser or Purchasers, as the case may be, a certificate in the name of the applicable Purchaser representing the number of whole shares of Common Stock or Preferred Stock, as applicable, issued upon such conversion and a Note or Notes for additional principal amounts in respect of and in lieu of any fractional portion of the shares so issued, as provided in Section 2.2(d). Contemporaneously with such delivery, the applicable Purchaser or Purchasers, as the case may be, shall surrender their respective Notes to the Administrative Issuer, free and clear of any lien, pledge, security interest, charge or claim. Notwithstanding any other provision hereof, if a conversion is to be made in connection with a Change of Control or other transaction affecting Comverge, the conversion of the Notes may, at the election of the Purchaser, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated. Notwithstanding the foregoing, so long as the Common Stock is listed on the Nasdaq Global Market, until Comverge receives the approval of the holders of the Common Stock to the issuance of the Common Stock to the Purchasers, no Purchaser shall convert any Notes into Common Stock to the extent that, as a result of such conversion, such Purchaser and its affiliates, directly or indirectly, would own, control or have power to vote more than 19.99% of the outstanding shares of Common Stock.

(d) Fractional Shares. Comverge shall not issue any fractional shares of Common Stock or Preferred Stock upon the conversion of any Note. In the event that the conversion of any Note would, but for the preceding sentence, require the issuance of a fractional share of Common Stock or Preferred Stock, the Issuers will pay cash (to the extent permitted by the Intercreditor Agreement, otherwise, will issue Notes) to the Purchaser converting such Note, in an amount (to the extent paid in cash, otherwise, in principal) on such fractional share equal to the conversion rate provided in Section 2.2(b).

(e) Taxes on Conversion. The Issuers shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock or Preferred Stock upon the conversion of any Note as provided in this Section 2.2.

(f) Reservation of Common Stock. Comverge shall reserve out of its authorized but unissued shares of Common Stock and Preferred Stock, such number of shares of Common Stock and Preferred Stock as are necessary to permit conversion to either all shares of Common Stock and all shares of Preferred Stock of the entire principal amount of all Notes issued or issuable under this Agreement, together with interest thereon. All shares of Common Stock or Preferred Stock, as applicable, issued upon the conversion of any Note shall be fully paid and nonassessable upon consummation of such conversion.

(g) Adjustment of Common Conversion Price Upon Issuance of Additional Common Stock. In the event Comverge shall at any time after the date of this Agreement issue shares of Additional Common Stock other than solely for cash consideration or for a cash consideration per share less than the Common Conversion Price in effect immediately prior to such issue, then the Common Conversion Price in effect for the respective Purchaser with respect to the Notes issued to it after the date such Additional Common Stock is issued shall be reduced, concurrently with such issue, to the cash consideration per share received by Comverge for such issue or deemed issue of the shares of Additional Common Stock; provided that if such issuance or deemed issuance was not solely for cash consideration, then Comverge shall be deemed to have received an aggregate of $0.01 of consideration for all such shares of Additional Common Stock issued or deemed to be issued.

2.3 Payment and Prepayment of the Notes.

(a) Interest Calculation; Interest Payments. Interest shall initially accrue on the Notes and other Obligations at a rate equal to 15% per annum and shall increase by 0.5% on each anniversary of the Effective Date (for example, 15% in the first year after the Effective Date, 15.5% in the second year after the Effective Date, 16% in the third year after the Effective Date and 16.5% in the fourth year after the Effective Date) and is payable in kind (“Capitalized Interest”) in arrears on the first day of each calendar quarter by adding such Capitalized Interest to the outstanding principal amount of the Notes on each such payment date (such principal amount, together with all Capitalized Interest so capitalized and added thereto, the “Accreted Principal Amount”). All interest shall accrue on the Accreted Principal Amount of the Notes outstanding from time to time and shall be paid (including by capitalizing such interest, as applicable) as provided in this Section 2.3. Notwithstanding the foregoing, during the existence of an Event of Default, interest shall accrue at the Default Rate, shall be payable as Capitalized Interest, and shall be payable on demand.

(b) Maturity Date Payment. The outstanding Accreted Principal Amount outstanding under the Notes, together with all accrued and unpaid interest thereon and other Obligations incurred and not paid, shall be due and payable in full in cash on the Maturity Date.

(c) Voluntary Prepayment. After the earlier of (A) the Acceptance Time (as defined in the Acquisition Agreement), (B) if either (y) if the Company has terminated the Acquisition Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(iii) thereof in order to enter into an Alternative Acquisition Agreement (as such term is defined in the Acquisition Agreement) or (z) Peak Holding Corp. has terminated the Acquisition Agreement pursuant to Section 9.1(d)(i)(A) or Section 9.1(d)(i)(B) (if such Company Adverse Recommendation Change is made in connection with a Superior Proposal, as such terms are defined in the Acquisition Agreement) thereof and the Company subsequently enters into an Alternative Acquisition Agreement, then the time of consummation of the transaction contemplated by such Alternative Acquisition Agreement, (C) if the Company has terminated the Acquisition Agreement pursuant to Section 9.1(c)(ii) thereof, thirty (30) days after such termination or (D) if the Acquisition Agreement is terminated pursuant to Section 9.1(d)(iii) thereof, thirty (30) days after such termination, at the Issuers’ option, subject to the Intercreditor Agreement, the Issuers shall have the option to prepay all, but not less than all, of the Obligations, provided the Issuers (i) deliver written notice to the Administrative Issuer of its election to exercise to prepay the Obligations at least five (5) days prior to such prepayment, and (ii) pay, on the date of the prepayment: (A) all accrued and unpaid interest with respect to the Notes through the date the prepayment is made; (B) all unpaid principal with respect to the Notes; (C) the Prepayment Premium applicable thereto (except with respect to a Failure to Accept an RFO); and (D) all other Obligations that have been incurred but are unpaid through the date the prepayment is made.

(d) Mandatory Prepayments

(i) Event of Default Remedy. If the outstanding Obligations become due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, the Issuers shall immediately pay to the Purchasers on the date that such Obligations become due and payable according to the terms hereof (A) all accrued and unpaid interest with respect to the Notes through the date the prepayment is made; (B) all unpaid principal with respect to the Notes; (C) the Prepayment Premium applicable thereto; and (D) all other Obligations that have been incurred but are unpaid through the date the prepayment is made.

(ii) Change of Control. Upon the occurrence of a Change of Control, at the election of the Purchasers, the Issuers shall immediately prepay 100% of the outstanding Obligations (together with the Prepayment Premium) to the Purchasers electing for such prepayment.

(iii) Termination of Acquisition. If the Acquisition Agreement is terminated by Comverge pursuant to Section 9.1(c)(i) or Section 9.1(c)(iii) of the Acquisition Agreement or by Peak Holding Corp. pursuant to Section 9.1(d)(i) or Section 9.1(d)(ii) of the Acquisition Agreement, at the election of the Purchasers (if such election is made by the Purchasers, it shall be made within five (5) Business Day of the date of such termination), the Issuers shall, within two (2) Business Days after such election, prepay 100% of the outstanding Obligations (together with the Prepayment Premium) to the Purchasers electing for such prepayment.

(iv) Grace Bay Amortization Right. If the Amortization Right is exercised at any time by Grace Bay (or its successors and assigns), at the election of the Purchasers, the Issuers shall prepay to the Purchasers electing for such prepayment (A) 25% of the outstanding Obligations (including the Prepayment Premium) immediately after the Amortization Right is exercised, (B) 25% of the outstanding Obligations (including the Prepayment Premium) within three months after the Amortization Right has been exercised (regardless of whether the Amortization Right has been suspended, deferred, terminated or otherwise stopped), (C) 25% of the outstanding Obligations (including the Prepayment Premium) within six months after the Amortization Right has been exercised (regardless of whether the Amortization Right has been suspended, deferred, terminated or otherwise stopped) and (D) 25% of the outstanding Obligations (including the Prepayment Premium) within nine months after the Amortization Right has been exercised (regardless of whether the Amortization Right has been suspended, deferred, terminated or otherwise stopped).

2.4 Right of First Offer. The Issuers jointly and severally agree that if any Issuer or any of its Affiliates, within 18 months from the date hereof, propose to enter into any debt or equity financing transaction of any kind (other than (i) any such debt or equity financing, the proceeds of which are used to refinance and repay in full the Obligations, the SVB Obligations or the Grace Bay Obligations or (ii) any Permitted Indebtedness), then the Issuers will provide H.I.G. with a 15 day period in which to provide a commitment for such debt or equity financing prior to entering into any discussions or agreements of any kind with any other Person for the provision or terms of incurrence of such debt or equity financing. If within 15 days after the Issuers have provided H.I.G. with written notice of its intention to seek debt or equity financing (other than (i) any such debt or equity financing, the proceeds of which are used to refinance and repay in full the Obligations or any other Indebtedness of the Note Parties owing to any Purchaser or its Affiliates, the SVB Obligations or the Grace Bay Obligations or (ii) any Permitted Indebtedness) H.I.G. or any of H.I.G.’s Affiliates delivers a written offer to commit to such debt or equity financing on terms set forth in such commitment in customary detail for similar financings in the market at such time of commitment (including, but not limited to, pricing, representations and warranties, conditions precedent, covenants, collateral, guaranty requirements and events of default) for commitment letters (the failure of H.I.G. or any of its Affiliates to make a such a commitment with such terms within such 15 day period shall be referred to as “Failure to Accept an RFO”), the Issuers shall not enter into any debt or equity financing transaction (and, for the avoidance of doubt, such prohibition shall not apply to (i) any such debt or equity financing, the proceeds of which are used to refinance and repay in full the Obligations or any other Indebtedness of the Note Parties owing to any Purchaser or its Affiliates, the SVB Obligations or the Grace Bay Obligations or (ii) any Permitted Indebtedness) with any other Person within 90 days of the date H.I.G. delivers its proposed commitment to the applicable Issuer (the “Ninety Day Period”) unless the terms of any debt or equity financing transaction with such other Person are, taken as a whole, materially superior on an economic basis to the terms offered by H.I.G. as mutually determined by H.I.G. and Comverge (such superior financing transaction, a “Superior Financing Transaction”). If within the Ninety Day Period, the Issuers have not entered into a Superior Financing Transaction, then the Issuers shall again follow the procedures set forth in the foregoing sentences of this Section 2.4 before proposing to enter or entering into any debt or equity financing transaction of any kind (other than (i) any such debt or equity financing, the proceeds of which are used to refinance and repay in full the Obligations or any other Indebtedness of the Note Parties owing to any Purchaser or its Affiliates, the SVB Obligations or the Grace Bay Obligations or (ii) any Permitted Indebtedness).

2.5 Allocation and Place of Payments.

(a) Generally.

(i) Payments When No Event of Default Is Existing. In the case of any payment or prepayment of the Notes, the principal and interest to be paid shall be allocated among all of the Notes at the time outstanding on a pro rata basis. Subject to the Intercreditor Agreement, except as provided in Section 2.3(a) and Section 2.5(a)(ii), any prepayment of principal made hereunder shall be applied, first, to accrued and unpaid interest, second, to such portion of the outstanding Accreted Principal Amount consisting of Capitalized Interest, and thereafter to such portion consisting of the original principal amount of such Note. All payments hereunder shall be made to each Purchaser as indicated in Annex A or Annex A to any Purchaser’s Purchaser Joinder Agreement, as applicable.

(ii) Payments When an Event of Default Is Existing. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Purchasers, or upon acceleration of the Obligations pursuant to Section 9, all payments received by any Purchaser, whether from any Issuer, any Guarantor or any of their Subsidiaries or otherwise shall, subject to the terms of the Intercreditor Agreement, be applied in full or in part by Note Agent and the Purchasers, in each case in the following order of priority:

(1) all amounts for which each Purchaser is entitled to compensation, reimbursement and indemnification under any Note Document and all extensions of credit made by any Purchaser thereunder for the account of the applicable Issuer or Guarantor, and to the payment of all costs and expenses paid or incurred by Note Agent and each Purchaser in connection with the Note Documents, all in accordance with Sections 2.10 and 12.2 and the other terms of this Agreement and the other Note Documents;

(2) thereafter, to the payment of all other Obligations to the extent then due and owing for the ratable benefit of the holders thereof; and

(3) thereafter, to the payment to or upon the order of such Issuer or Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b) Net Payments. All payments made by the Issuers hereunder, under any Note or any other Note Document, will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Purchaser, franchise taxes imposed on such Purchaser, and business activities taxes and similar taxes imposed on such Purchaser) (all such nonexcluded taxes, levies, imposts, duties, fees, assessments, and other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Issuers jointly and severally agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Note Document, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note or in such other Note Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Issuers jointly and severally agree to reimburse each Purchaser, upon the written request of such Purchaser for taxes imposed on or measured by the net income or profits of such Purchaser pursuant to the laws of the jurisdiction in which such Purchaser is organized or in which the principal office of such Purchaser is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office of such Purchaser is located and for any withholding of income or similar taxes imposed by the United States of America as such Purchaser shall determine are payable by, or withheld from, such Purchaser in respect of such amounts so paid to or on behalf of such Purchaser pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Purchaser pursuant to this sentence, which request shall be accompanied by a statement from such Purchaser setting forth, in reasonable detail, the computations used in determining such amounts. The Issuers will furnish to the applicable Purchaser within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to Requirements of Law, certified copies of tax receipts, or other evidence satisfactory to the respective Purchaser, evidencing such payment by the Issuers. The Issuers shall jointly and severally indemnify and hold harmless each Purchaser and the Note Agent upon its written request, for the amount of any Taxes attributable to the Issuers so levied or imposed and paid or withheld by such Purchaser.

2.6 Maturity, Surrender, Etc. In the case of any prepayment of Notes pursuant to this Section 2.6, the Accreted Principal Amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with accrued and unpaid interest on such principal to the extent provided in

Section 2.3(a) above. From and after such date, unless the Issuers shall fail to make such prepayment when so due and payable as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Administrative Issuer and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

2.7 Purchase of Notes. The Issuers will not and will not permit any Subsidiary to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Issuers will promptly cancel all Notes acquired by it or any Subsidiary pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

2.8 Maximum Lawful Rate. This Agreement, the Notes and the other Note Documents are hereby limited by this Section 2.8. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to the Purchasers exceed the maximum amount permissible under Requirements of Law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to the Purchasers in excess of the maximum amount permissible under such Requirements of Law, the interest and fees shall be reduced to the maximum amount permitted under Requirements of Law. If from any circumstance, the Purchasers shall have received anything of value deemed interest by Requirements of Law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by Purchasers, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to the Issuers.

2.9 Transaction Fee. The Issuers jointly and severally agree to pay on the Effective Date a closing fee in the amount of $240,000 to the Purchasers ratably in accordance with the portion of the Original Principal Amount each such Purchaser purchased on the Effective Date.

2.10 Purchaser Expenses. The Issuers jointly and severally agree to pay the Purchaser Expenses within five Business Days of the date which written demand therefor is made by Note Agent. The Issuers agree that the obligations contained in the immediately preceding sentence of this Section 2.10 shall survive payment or satisfaction in full of all other Obligations.

2.11 Subordination. The Notes and all other Obligations of the Issuers under this Agreement and the other Note Documents are and shall at all times be and remain subordinated and subject in rights of payment to the extent and in the manner set forth in the Intercreditor Agreement.

2.12 New Notes Reflecting Capitalized Interest. Upon the reasonable request of any Purchaser, the Issuers shall, at the Issuers’ expense, promptly execute and deliver a Note or Notes of like tenor reflecting all accrued Capitalized Interest and other interest added to the principal amount of the Notes hereunder held by such Purchaser.

2.13 Closing. The sale and purchase of the Notes to be purchased by each Purchaser on the Effective Date shall occur at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois (the “Closing Office”), at a closing (the “Closing”). Promptly (and in any event within four Business Days after the Closing Date), the Issuers will deliver to the Note Agent the original executed Notes to be so purchased by each Purchaser in the form of a single Note (or such greater number of Notes in principal amounts of at least $500,000 as such Purchaser may request) dated the Effective Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Issuers or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Issuers to account number 3300401453 at Silicon Valley Bank, routing number 121140399 (the “Issuers’ Account”). If on the Closing Date, the Issuers shall fail to tender copies of such Notes to any Purchaser as provided above in this Section 2.13, or any of the conditions specified in Section 3 shall not have been satisfied (or waived by the Note Agent), each Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to the Purchase of the Notes in the Original Principal Amount on the Effective Date.

The Issuers shall, and shall cause each of the Guarantors and their Subsidiaries to, deliver to Note Agent (or, if expressly stated, to the Purchasers) the following with respect to the Issuers, the Guarantors and their Subsidiaries, as the case may be, each, unless otherwise noted, dated the Effective Date:

(a) the Note Documents duly executed by each party thereto;

(b) copies of each Note Party’s Operating Documents, certified in each instance by the secretary, assistant secretary or a Responsible Officer of such Note Party in form and substance reasonably satisfactory to Note Agent;

(c) copies of resolutions of each Note Party’s board of directors (or comparable board of managers, sole member or other governing body) authorizing the execution, delivery and performance of this Agreement and the other Note Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on behalf of such Note Party, all certified in each instance by the secretary, assistant secretary or a Responsible Officer of such Note Party in form and substance reasonably satisfactory to Note Agent;

(d) the good standing certificates of each Issuer certified by each respective Secretary of State of each Issuer’s respective jurisdiction of formation as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) [intentionally omitted];

(f) an officer’s certificate from a Responsible Officer of the Administrative Issuer in form and substance reasonably satisfactory to Note Agent, certifying that the conditions set forth in clauses (q), (t), (v), (w), (x), (y), (z), (aa) and (cc) of this Section 3.1 have been satisfied;

(g) the IP Agreements duly executed by each party thereto;

(h) the Intercreditor Agreement duly executed by each party thereto;

(i) the Pledge Agreements duly executed by each party thereto;

(j) all certificates representing all Equity Interests for corporations (and to the extent any limited liability company or limited partnership has “opted into” Article 8 of the Uniform Commercial Code pursuant to Section 8-103 of the UCC, for such limited liability company or limited partnership) being pledged pursuant to this Agreement, the Guaranty Agreement and the Pledge Agreements and related undated powers or endorsements duly executed in blank; provided that such receipt or delivery requirement shall be satisfied by delivery of the certificates and undated powers or endorsements to SVB as the lender under the SVB Loan Agreement;

(k) evidence satisfactory to Note Agent that all outstanding Indebtedness (if any) of the Note Parties and their Subsidiaries that is not Permitted Indebtedness has been repaid in full and all Liens granted in connection with the incurrence of such Indebtedness have been released and appropriate termination statements and documentation evidencing such release in form satisfactory to Note Agent has been delivered to Note Agent;

(l) duly executed favorable and customary opinions of counsel to the Note Parties (other than PES, CPM, Comverge Canada, Inc., Public Electric, Inc. and Comverge Utah, Inc.), each addressed to Note Agent and the Purchasers and addressing such customary matters as Note Agent may reasonably request;

(m) the Perfection Certificates duly executed by each Issuer;

(n) each Guaranty Agreement duly executed by each party thereto;

(o) [intentionally omitted];

(p) payment of all fees and Purchaser Expenses to the Purchasers, in each case due and payable under any Note Document on or before the Effective Date, including the fees set forth in Section 2.9;

(q) a certificate of a Responsible Officer of the Administrative Issuer, in form and substance reasonably satisfactory to Note Agent, certifying that there is no injunction, temporary restraining order or other legal action in effect which would prohibit the closing of the Note Documents or any of the other related transactions (including, without limitation, the Closing);

(r) Note Agent and each Purchaser shall have received at least two (2) Business Days prior to the Effective Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent Note Agent or such Purchaser has requested the same from the Issuers prior to two (2) Business Days prior to the Effective Date;

(s) [intentionally omitted];

(t) A certificate of a Responsible Officer of the Administrative Issuer, in form and substance reasonably satisfactory to Note Agent, certifying that (i) all governmental, shareholder and material third party consents and approvals necessary in connection with the transactions contemplated by the Note Documents have been received and (ii) all applicable waiting periods without any action being taken by any Governmental Authority that could restrain, prevent or impose any material adverse conditions on the transactions contemplated by the Note Documents or that could seek or threaten any of the foregoing have expired;

(u) [intentionally omitted];

(v) the Note Parties shall have no more than $25,500,000 in obligations in respect of letters of credit that are outstanding on the Effective Date;

(w) the Note Parties shall have no more than $52,100,000 in Indebtedness outstanding on the Effective Date immediately prior to giving effect to the sale of the Notes in the Original Principal Amount;

(x) Note Agent shall have received evidence, in form and substance reasonably satisfactory to Note Agent, that the Issuers’ EBITDA (with any adjustments to EBITDA being reasonably acceptable to Note Agent) for the trailing twelve month period ended as of February 29, 2012 is not less than $1,800,000;

(y) the Note Parties shall have cash and Cash Equivalents maintained at financial institutions located in the United States of not less than (i) if the Notes Parties do not receive the sale proceeds from Comverge South Africa Ltd.’s sale to Eskom on or before the Effective Date, then $21,500,000 or (ii) if the Note Parties receive the sale proceeds from Comverge South Africa Ltd.’s sale to Eskom on or before the Effective Date, then $27,500,000, in either case, immediately prior to giving effect to (i) the sale of the Notes in the Original Principal Amount and (ii) the transactions contemplated by the SVB Forbearance Agreement;

(z) the representations and warranties of the Note Parties and their Subsidiaries contained in this Agreement and in the other Note Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(aa) no default under the Note Documents or Event of Default shall have occurred and be continuing on the Effective Date (other than defaults or Events of Default which have been forborne by Note Agent and the Purchasers pursuant to the Closing Date Forbearance Agreement and which would arise as a result of defaults or events of default under the SVB Loan Documents or the Grace Bay Loan Documents to the extent, in each case, such defaults or Events of Default have been forborne and will be forborne by the applicable parties to such documents on the Effective Date), nor shall result from the selling of the Notes in accordance with this Agreement;

(bb) the Issuers shall have entered into a forbearance agreement with the holders of the SVB Obligations with respect to any defaults or events of defaults that are existing under the SVB Loan Documents, in form and substance satisfactory to Note Agent and the Purchasers (the “SVB Forbearance Agreement”);

(cc) Note Agent shall have received (i) copies of (A) the SVB Loan Agreement and any guaranties and any material documents relating to the Collateral or the pledging of assets of any Note Party that are SVB Loan Documents (and any amendments, restatements, supplements or modifications to such SVB Loan Agreement, guaranties or Collateral documents), any notices of defaults, events of default or likely defaults and any forbearance, waiver or material consent agreements entered into up to the Effective Date and (B) any SVB Loan Documents entered into on the date hereof or the Effective Date, in the case of (A) and (B), certified by a Responsible Officer of the Administrative Issuer as being true, correct and complete copies, and to the extent any SVB Loan Documents and Grace Bay Loan Documents are entered into on the Effective Date, in form and substance reasonably satisfactory to Note Agent and the Purchasers, and (ii) amendments to the SVB Loan Documents and the Grace Bay Loan Documents, duly executed by the parties thereto, permitting the transactions contemplated hereby and such amendments shall be in full force and effect and in form and substance reasonably satisfactory to Note Agent and the Purchasers;

(dd) Note Agent shall have received evidence satisfactory to Note Agent that the incurrence of the Obligations by the Issuers, the guaranteeing of the Obligations by the Guarantors, the granting of the Liens under the Note Documents and all other transactions contemplated by the Note Documents (including the transactions contemplated by the Acquisition Agreement) have been approved and consented to, in all respects, under the SVB Loan Documents and the Grace Bay Loan Documents; and

(ee) Comverge shall have executed the Acquisition Agreement and the Acquisition Agreement shall be in full force and effect.

4 CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest.

Each Issuer hereby unconditionally grants and assigns to Note Agent for the benefit of itself and the Purchasers, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Note Agent for the benefit of itself and the Purchasers, all of its rights, title and interest in the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Issuer jointly and severally represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a perfected security interest in the Collateral (subject in priority only to Permitted Liens which are SVB Liens, Grace Bay Liens, purchase money Liens or non-consensual Liens that arise by operation of law), other than Excluded Accounts. If any Issuer shall acquire a commercial tort claim, such Issuer shall promptly notify Note Agent in a writing signed by such Issuer of the general details thereof and grant to Note Agent for the benefit of itself and the Purchasers in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Note Agent.

If this Agreement is terminated, Note Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash or all of the Obligations have been converted into Common Stock or Preferred Stock pursuant to Section 2.2. Upon payment in full in cash of the Obligations or the conversion of all of the Obligations into Common Stock or Preferred Stock pursuant to Section 2.2, Note Agent shall, at the Issuers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the Issuers.

4.2 Authorization to File Financing Statements; Further Assurances.

(a) Each Issuer agrees that from time to time, at its own expense, such Issuer will promptly execute and deliver all further instruments and documents, and take all further action, that Note Agent may reasonably request, in order to perfect and protect the security interests granted hereby and by the other Note Documents, to create, perfect or protect the security interest purported to be granted hereby and by the other Note Documents or to enable Note Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

(b) Each Issuer authorizes the filing by Note Agent of financing or continuation statements, or amendments thereto, and such Issuer will execute and deliver to Note Agent such other instruments or notices, as Note Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted hereby and by the other Note Documents.

(c) Each Issuer authorizes Note Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance. Each Issuer also hereby ratifies any and all financing statements or amendments previously filed by Note Agent in any jurisdiction.

(d) Each Issuer acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Note Agent, subject to such Issuer’s rights under Section 9-509(d)(2) of the Code.

5 REPRESENTATIONS AND WARRANTIES

Each Issuer represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority.

(a) Each Note Party is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, each Issuer has delivered to Note Agent a completed certificate, entitled “Perfection Certificate”. Each Issuer represents and warrants to Note Agent that (i) each Issuer’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof and each Guarantor’s exact legal name is on Schedule 1; (ii) each Note Party is an organization of the type and is organized, incorporated or formed, as applicable, in the jurisdiction set forth (A) with respect to each Issuer, in the Perfection Certificate and (B) with respect to each Guarantor’s, on Schedule 1; (iii) the Perfection Certificate accurately sets forth such Issuer’s organizational identification number or accurately states that such Issuer has none; (iv) the Perfection Certificate accurately sets forth such Issuer’s (and Schedule 1 accurately set forth each Guarantor’s) principal place of business, or, if more than one, its chief executive office as well as such Issuer’s mailing address (if different than its principal place of business or chief executive office); (v) except as set forth in the Perfection Certificate, such Issuer (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to such Issuer and each of its Subsidiaries is accurate and complete (it being understood and agreed that each Issuer may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If any Issuer is not now a Registered Organization but later becomes one, such Issuer shall promptly notify Note Agent of such occurrence and provide Note Agent with such Issuer’s organizational identification number, to the extent applicable.

(b) The execution, delivery and performance by each Note Party of the Note Documents to which it is a party have been duly authorized, and do not (i) conflict with any of any Note Party’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which any Note Party or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which any Note Party is bound. No Note Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change (other than defaults (1) which are being forborne pursuant to the Forbearance Agreement by and among the Issuers and Grace Bay dated as of the date hereof, or (2) expressly set forth in the SVB Forbearance Agreement).

5.2 Collateral.

(a) Each Issuer has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder and under the other Note Documents, free and clear of any and all Liens except Permitted Liens. The Issuers have no Deposit Accounts, Securities Accounts or Commodities Accounts other than the Deposit Accounts, Securities Accounts and Commodities Accounts described in the Perfection Certificates delivered to Note Agent in connection herewith. From and after the date that is 30 days after the date of this Agreement (or such later date as extended by Note Agent in its sole discretion pursuant to Section 6.15(b)), the Issuers will have taken such actions as are necessary to grant Note Agent for the benefit of itself and the Purchasers a perfected security interest in all Deposit Accounts, Securities Accounts or Commodities Accounts, except for Excluded Accounts. The Accounts are bona fide, existing obligations of the Account Debtors. The Indebtedness related to that certain UCC-1 financing statement filed with the Delaware Department of State on January 10, 2007 with the initial filing number of 2007 0136019 by General Electric Capital Corporation against Comverge has been paid in full, no letters of credit issued in connection therewith remain outstanding and all commitments to extend credit related to such Indebtedness have been permanently terminated.

(b) The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificates. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificates or as permitted pursuant to Section 7.2. In the event that any Issuer, after the date hereof, intends to store or otherwise deliver any portion of the Collateral with an aggregate value in excess of Five Hundred Thousand Dollars ($500,000) to a bailee, then such Issuer will obtain a bailee agreement executed by such bailee in form and substance reasonably satisfactory to Note Agent and deliver the same to Note Agent.

(c) Each Note Party is the sole owner of all intellectual property that is material to its business, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent owned by any Note Party is valid and enforceable, and no part of the intellectual property owned by each Note Party has been judged invalid or unenforceable, in whole or in part, and to the best of the Issuers’ knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such invalidity, unenforceability or claim could not reasonably be expected to cause a Material Adverse Change. Except as noted on the applicable Perfection Certificate, each Issuer is not a party to, nor is bound by, any material license or other agreement with respect to which any Issuer is the licensee (i) that prohibits or otherwise restricts any Issuer from granting a security interest in such Issuer’s interest in such license or agreement or any other property, or (ii) for which a default under or termination of could interfere with the Note Agent’s right to sell any Collateral. The Issuers shall provide written notice to Note Agent within thirty (30) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). The Issuers shall take such steps as Note Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (y) all such licenses or agreements to be deemed “Collateral” and for Note Agent (for the benefit of itself and the Purchasers) to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (z) Note Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Note Agent’s and the Purchasers’ rights and remedies under this Agreement and the other Note Documents.

5.3 [Reserved].

5.4 Litigation. Except for those actions or proceedings (a) existing on the Effective Date that are set forth in the applicable Perfection Certificate or (b) for which the Issuers have provided Note Agent written notice in accordance with Section 6.2(a)(vi), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Note Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change.

5.5 No Material Deviation in Financial Statements. The financial statements for the Note Parties and their Subsidiaries delivered to Note Agent and the Purchasers fairly present in all material respects the consolidated financial condition and consolidated results of operations of the Note Parties and their Subsidiaries taken as a whole

5.6 [Reserved].

5.7 Regulatory Compliance. No Note Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Note Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Note Party has complied in all material respects with the Federal Fair Labor Standards Act. Neither any Note Party nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Except as set forth on Schedule 2, no Note Party has violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of the Note Party’s nor any of their Subsidiaries’ properties or assets has been used by any Note Party or any Subsidiary of a Note Party or, to the best of each Issuer’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Each Note Party and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. No Note Party owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Each Note Party and its Subsidiaries has timely filed all required tax returns and reports, and each Note Party and its Subsidiaries has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by any Note Party or any of its Subsidiaries. Each Note Party and each of its

Subsidiaries may defer payment of any contested taxes, provided that such Note Party or such Subsidiary (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Note Agent in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps, if any, required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Each Issuer is unaware of any claims or adjustments proposed for any of the Note Parties’ and any of their Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by the Note Parties and their Subsidiaries. Each Note Party and each of its Subsidiaries has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and none of the Note Parties nor their Subsidiaries has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of any Note Party or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds.

(a) The Issuers shall use the proceeds from the sale of the Notes solely as working capital, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

(b) No part of the proceeds of the Notes will be used by any Note Party or any of their Affiliates to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

(c) No part of the proceeds of the Notes will be used by any Note Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(d) No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.11 Full Disclosure. No written representation, warranty or other written statement of any Note Party or any of their Subsidiaries in any written certificate or written statement given to Note Agent or any Purchaser, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Note Agent or any Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Note Agent and the Purchasers that the projections and forecasts provided by any Note Party or any of their Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Dormant Subsidiaries. Comverge Control Systems, LTD (“Comverge Control”) (a) is an Israeli entity, (b) is a wholly owned Subsidiary of Comverge, (c) conducts no material business and has no plans to in the future conduct any material business, activities or operations, and (d) does not own, possess or maintain any material assets or property.

5.13 Patriot Act. To the extent applicable, each Note Party and each of their Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act.

5.14 OFAC. No Note Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Note Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.

5.15 Securities Offering. None of the Note Parties nor any of its representatives has taken or will take any action which would subject the issuance or sale of any of the Notes to the provisions of Section 5 of the Securities Act or violate the provisions of any securities or blue sky laws of any applicable jurisdiction.

5.16 Acquisition. The execution, delivery and performance of each of the Acquisition Documents has been duly authorized by all necessary action on the part of Comverge. Each Acquisition Document is the legal, valid and binding obligation of Comverge, enforceable against Comverge in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the date hereof, Comverge is not in default in the performance or compliance with any provisions thereof. As of the date hereof, all representations and warranties made by Comverge in the Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects.

6 AFFIRMATIVE COVENANTS

So long as any of the Obligations (other than unasserted, inchoate indemnity obligations) are outstanding, each Issuer shall do (and shall cause each of its Subsidiaries (other than Immaterial Subsidiaries) to do) all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change.

Each Issuer shall comply, and have each Subsidiary comply, with all Requirements of Law, ordinances and regulations to which it is subject, to the extent noncompliance with which could cause a Material Adverse Change.

(b) Obtain all of the Governmental Approvals necessary for the performance by each Issuer and each Guarantor of its obligations under the Note Documents to which it is a party and the grant of the security interest to Note Agent (for the benefit of itself and the Purchasers) in all of its property (including, without limitation, the Collateral) provided under the Note Documents.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Note Agent (for distribution to each Purchaser): (i) as soon as available, but no later than thirty (30) days after the last day of each month, a consolidated balance sheet and income statement prepared by the Issuers covering the Issuers’ and their Subsidiaries’ consolidated operations for such month certified by a Responsible Officer of Comverge and in a form similar to those provided to Note Agent prior to the Effective Date; (ii) as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a consolidated balance sheet and income statement prepared by the Issuers covering the Issuers’ and their Subsidiaries’ consolidated operations for such fiscal quarter certified by a Responsible Officer of Comverge and in a form similar to those provided to Note Agent prior to the Effective Date; (iii) as soon as available, but no later than ninety (90) days after the last day of each Issuer’s fiscal year, audited consolidated financial statements of Comverge prepared under GAAP, consistently applied, together with an unqualified opinion (except for the opinion delivered in connection with the financial statements for the 2011 fiscal year, which opinion may be qualified) on the financial statements from an independent certified public accounting firm acceptable to Note Agent in its reasonable discretion (it being acknowledged and agreed that PricewaterhouseCoopers or any other nationally recognized accounting firm is acceptable to Note Agent); (iv) within five (5) days of delivery (to the extent not already delivered to Note Agent), copies of all statements, reports and notices made available to any Issuer’s security holders, to the holders of the SVB Obligations, to the holders of the Grace Bay Obligations or to any holders of Subordinated Debt; (v) in the event that any Note Party becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto on such Note Party’s or another website on the Internet; (vi) a prompt report of any legal actions pending or threatened against any Note Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change; (vii) prompt notice of an event that materially and adversely affects the value of the intellectual property owned or licensed by any Note Party; and (viii) budgets, sales projections, operating plans and other financial information reasonably requested by Note Agent or any Purchaser within the time period provided at the time of such request; provided that the time period be reasonable considering the totality of the circumstances.

(b) Promptly deliver to Note Agent, without duplication of any other reporting requirements contained in this Agreement, all notices of default, financial reporting, collateral reporting, copies of all proposed and effectuated additions, amendments, restatements, supplements or other modifications to the SVB Loan Documents and the Grace Bay Loan Documents, and any other material agreements, notices and other documents transmitted by, or on behalf of, any Note Party to SVB or received by, or on behalf of, any Note Party from SVB pursuant to, or in connection with, the Grace Bay Loan Documents (if the Grace Bay Obligations are not held by Note Agent or its Affiliates) and the SVB Loan Documents.

(c) Within thirty (30) days after the last day of each month, deliver to Note Agent with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer of Comverge setting forth calculations under the financial covenants set forth in this Agreement.

(d) Allow Note Agent to audit the Collateral at the Issuers’ expense. Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at the Issuers’ expense, and the charge therefor shall be the lesser of (i) $850 per person per day, plus reasonable out-of-pocket expenses, and (ii) Eight Thousand Dollars ($8,000) per annual audit of the Collateral.

(e) Within 60 days after the last day of each fiscal year, deliver to Note Agent projections for the current fiscal year that are approved by Comverge’s board of directors and that are acceptable to Note Agent.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects, to the extent that the failure to do so could result in a Material Adverse Change. Returns and allowances between each Issuer and its Account Debtors shall follow such Issuer’s customary practices as they exist on the Effective Date. The Issuers must promptly notify Note Agent of all returns, recoveries, disputes and claims which, if adversely determined, could reasonably be expected to cause a Material Adverse Change.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by any Note Party and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Note Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.

Keep its business and the Collateral insured for risks and in amounts standard for companies in each Note Party’s industry and location and as Note Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Note Agent in its reasonable discretion. Note Agent hereby confirms that each Note Party’s insurance in effect on the Effective Date is acceptable to Note Agent as of the Effective Date. All property policies shall have a lender’s loss payable endorsement showing Note Agent as a lender loss payee and waive subrogation against Note Agent, and all liability policies shall show, or have endorsements showing, Note Agent as an additional insured. All policies (or the lender’s loss payable and additional insured endorsements) shall provide that the insurer shall give Note Agent at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Note Agent’s request, the Issuers shall deliver (and shall cause each other Note Party to deliver) certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Note Agent’s option and subject to the Intercreditor Agreement, be payable to Note Agent on account of the Obligations. If any Note Party or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Note Agent, Note Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Note Agent deems prudent.

6.6 Operating Accounts.

(a) [Reserved].

(b) Provide Note Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution. For each Collateral Account (other than Excluded Accounts) that any Note Party at any time maintains (excluding cash held as lease deposits so long as the foregoing are permitted under this Agreement), such Note Party shall promptly cause the applicable bank, financial institution, securities intermediary or commodities intermediary at or with which any such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Note Agent’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to Excluded Accounts; provided that Issuers shall deliver to Note Agent, concurrently with the Compliance Certificate delivered pursuant to Section 6.2(c), a report detailing the balance in each Excluded Account at the end of each calendar month and the highest balance in each Excluded Account during such month and, upon request of Note Agent, copies of all bank statements with respect to such Excluded Accounts.

6.7 Financial Covenants. The Issuers shall maintain on a consolidated basis with respect to the Issuers and their Subsidiaries:

(a) Tangible Net Worth. A Tangible Net Worth, measured as of the last day of each fiscal quarter during the following applicable periods, of at least the following:

Applicable Period	Minimum Tangible Net Worth

For the fiscal quarter ending March 31, 2012	$41,650,000 plus, without duplication, the Applicable Equity Proceeds minus any amounts which have not been funded pursuant to this Agreement

For the fiscal quarter ending June 30, 2012	$39,100,000 plus, without duplication, the Applicable Equity Proceeds minus any amounts which have not been funded pursuant to this Agreement

For the fiscal quarter ending September 30, 2012	$36,550,000 plus, without duplication, the Applicable Equity Proceeds minus any amounts which have not been funded pursuant to this Agreement

For the fiscal quarter ending December 31, 2012	$42,500,000 plus, without duplication, the Applicable Equity Proceeds minus any amounts which have not been funded pursuant to this Agreement

Note Agent and the Purchasers will set the levels for Tangible Net Worth for each fiscal year occurring after the 2012 fiscal year based on financial projections approved by Comverge’s board of directors for such fiscal year that are delivered to Note Agent pursuant to Section 6.2(e).

(b) Adjusted Quick Ratio. An Adjusted Quick Ratio, measured as of the last day of each month, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto; provided, however, that Note Agent and the Purchasers will set the levels for the Adjusted Quick Ratio for each fiscal year occurring after the 2012 fiscal year based on financial projections approved by Comverge’s board of directors for such fiscal year that are delivered to Note Agent pursuant to Section 6.2(e):

Applicable Date	Applicable Ratio

March 31, 2012	0.7:1.0

April 30, 2012	0.7:1.0

May 31, 2012	0.7:1.0

June 30, 2012	0.7:1.0

July 31, 2012	0.7:1.0

August 30, 2012	0.7:1.0

September 30, 2012	0.7:1.0

October 31, 2012	0.65:1.0

November 31, 2012	0.65:1.0

December 31, 2012	0.65:1.0

(c) Fixed Charge Coverage Ratio. A Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Period	Applicable Ratio

For the 4 fiscal quarter period ending September 30, 2014 and for each 4 fiscal quarter period ending each fiscal quarter thereafter	1.50:1.0

(d) Total Leverage Ratio. A Total Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Date	Applicable Ratio

June 30, 2012	12.42:1.0

September 30, 2012	11.83:1.0

December 31, 2012	11.10:1.0

March 31, 2013	9.74:1.0

June 30, 2013	13.51:1.0

September 30, 2013	4.39:1.0

December 31, 2013	3.10:1.0

March 31, 2014	2.88:1.0

June 30, 2014	2.71:1.0

September 30, 2014	2.53:1.0

December 31, 2014	2.46:1.0

March 31, 2015	2.31:1.0

June 30, 2015	2.15:1.0

September 30, 2015	1.85:1.0

December 31, 2015 and for the last day of each fiscal quarter thereafter	1.71:1.0

(e) EBITDA. EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Period	Applicable Amount

For the 4 fiscal quarter period ending June 30, 2012	$4,700,000

For the 4 fiscal quarter period ending September 30, 2012	$5,000,000

For the 4 fiscal quarter period ending December 31, 2012	$4,400,000

For the 4 fiscal quarter period ending March 31, 2013	$5,200,000

For the 4 fiscal quarter period ending June 30, 2013	$4,000,000

For the 4 fiscal quarter period ending September 30, 2013	$12,100,000

For the 4 fiscal quarter period ending December 31, 2013	$16,900,000

For the 4 fiscal quarter period ending March 31, 2014	$18,000,000

For the 4 fiscal quarter period ending June 30, 2014	$19,100,000

For the 4 fiscal quarter period ending September 30, 2014	$20,400,000

For the 4 fiscal quarter period ending December 31, 2014	$21,000,000

For the 4 fiscal quarter period ending March 31, 2015	$22,600,000

For the 4 fiscal quarter period ending June 30, 2015	$24,700,000

For the 4 fiscal quarter period ending September 30, 2015	$29,100,000

For the 4 fiscal quarter period ending each fiscal quarter after September 30, 2015	$32,000,000

(f) Capital Expenditures. Capital Expenditures in any fiscal year in an amount less than or equal to, but not greater than, the amount set forth in the following table for the applicable fiscal year:

Applicable Fiscal Year	Applicable Amount

2012	$11,100,000

2013	$11,100,000

2014	$12,500,000

2015	$12,600,000

6.8 Protection and Registration of Intellectual Property Rights. Each Issuer shall (and shall cause each of its Subsidiaries to): (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Note Agent in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to any Issuer’s or its Subsidiaries’ business to be abandoned, forfeited or dedicated to the public without Note Agent’s prior written consent. If any Issuer (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then the Issuers shall promptly provide written notice thereof to Note Agent and shall execute such intellectual property security agreements and other documents and take such other actions as Note Agent shall request in its good faith business judgment to perfect and maintain a perfected security interest (subject in priority only to Permitted Liens which are SVB Liens, Grace Bay Liens, permitted purchase money Liens or non-consensual Liens that arise by operation of law) in favor of Note Agent (for the benefit of itself and the Purchasers) in such property. If any Issuer decides to register any copyrights or mask works in the United States Copyright Office, the Issuers shall: (x) provide Note Agent with at least fifteen (15) days prior written notice of such Issuer’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Note Agent may request in its good faith business judgment to perfect and maintain a perfected security interest (subject in priority only to Permitted Liens which are SVB Liens, Grace Bay Liens, permitted purchase money Liens or non-consensual Liens that arise by operation of law) in favor of Note Agent (for the benefit of itself and the Purchasers) in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Each Issuer shall promptly provide to Note Agent copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Note Agent to perfect and maintain a perfected security interest (subject in priority only to Permitted Liens which are SVB Liens, Grace Bay Liens, permitted purchase money Liens or non-consensual Liens that arise by operation of law) in such property.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available (or cause their Subsidiaries to make available) to Note Agent, each Purchaser and their officers, employees, agents, attorneys and representatives, the Issuers’ and their Subsidiaries’ books and records, to the extent that Note Agent or any Purchaser may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Note Agent, any Purchaser or any Related Party with respect to any Collateral or relating to any Note Party or any Subsidiary of a Note Party.

6.10 Further Assurances. (i) Execute any further instruments and take further action as Note Agent reasonably requests to perfect or continue Note Agent’s Lien in the Collateral or to effect the purposes of this Agreement and (ii) deliver to Note Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of material Governmental Approvals or material Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of any Issuer or any of its Subsidiaries.

6.11 [Intentionally Omitted].

6.12 Board Meetings.

(a) Immediately upon any termination of the Acquisition Agreement without the acquisition contemplated therein being consummated, Comverge shall permit one representative of H.I.G. to attend any regular or special meeting of their board of directors, or any committee thereof (the “Board”) as an observer (an “Observer”); provided, that such Observer executes and delivers to Comverge a confidentiality agreement reasonably satisfactory to Comverge. Comverge shall give the Observer notice of any such meeting of the Board in the same manner that notice thereof is given to the directors (or equivalent members of the Board). Nothing contained in this Section 6.12 shall confer upon any Observer the right to vote on any matter coming before the Board or create or impute any liability whatsoever on the part of H.I.G. or the Observer by virtue of attending any such meeting in such capacity; provided, that by attending any such Board meeting the Observer, on behalf of H.I.G., shall not be deemed to have consented to any matter presented at or voted upon at such meeting in its capacity as representative of H.I.G. The Observer shall be entitled, subject to the conditions and limitations set forth in this Section 6.12, to receive all written materials and other information given to all members of the Board generally for the purpose of such meetings and in connection with meetings of committees of the Board at the same time such materials and information are given to the directors (or equivalent members of the Board), and the Observer shall keep such materials and information confidential. If Comverge proposes to take any action by written consent in lieu of a meeting of the Board, Comverge shall give to the Observer the same notice thereof as that given to the directors

(or such equivalent members). If an issue is to be discussed or otherwise arises at any Board meeting or written materials or other information is given to the directors which, in the reasonable good faith judgment of the Board, is not appropriate to be discussed in the presence of the Observer or delivered to the Observer in order to avoid a conflict of interest on the part of Comverge or to preserve an attorney-client privilege, or in the case the Board will be discussing any matter covered by a confidentiality agreement required by a Person other than Comverge or H.I.G., then such issue may be discussed without the Observer being present for such portion of the meeting or such materials may be withheld from the Observer but only to the extent that such materials are privileged or confidential.

(b) The Issuers shall promptly reimburse all reasonable and documented out-of-pocket costs and expenses of H.I.G. and the Observer in connection with (i) negotiating any confidentiality agreement (including reasonable attorneys’ fees), (ii) reviewing, interpreting or receiving any written materials or information received pursuant to this Section 6.12 (including reasonable attorneys’ fees) or (iii) attending any regular or special meeting of their board of directors, or any committee thereof.

(c) Notwithstanding anything to the contrary, any rights given to the Observer pursuant to this Section 6.12 shall only apply so long as H.I.G. or any of its Affiliates is a Purchaser under this Agreement.

6.13 Additional Note Parties.

(a) Any Person who becomes a “Borrower” under either the SVB Loan Documents or the Grace Bay Loan Documents (i) shall become an “Issuer” under this Agreement and the other Note Documents with the same force and effect as if originally named herein and therein as an Issuer and shall be bound by all of the terms and provisions of this Agreement and the other Note Documents, (ii) shall grant Note Agent for the benefit of itself and the Purchasers a security interest in all its rights, title and interest in the Collateral, whether now owned or hereafter acquired and wherever located, to secure the Obligations pursuant to Section 4.1 of this Agreement, and (iii) shall execute such documents and take such other actions as Note Agent may reasonably request to accomplish the foregoing.

(b) Any Person who becomes a “guarantor” under either the SVB Loan Documents or the Grace Bay Loan Documents (i) shall become a “Guarantor” under the Note Documents with the same force and effect as if originally named therein as a Guarantor and shall be bound by all of the terms and provisions of the Note Documents to which the Guarantors are a party, (ii) if such Person shall grant any security interests or Liens to SVB, shall grant Note Agent for the benefit of itself and the Purchasers a security interest in all its rights, title and interest in the Collateral, whether now owned or hereafter acquired and wherever located, to secure the Obligations, and (iii) shall execute such documents and take such other actions as Note Agent may reasonably request to accomplish the foregoing.

6.14 Amendments to Certain Agreements. Notwithstanding anything contained in any Note Document or SVB Loan Document to the contrary, upon entering into any amendment, restatement, supplement or other modification of any SVB Loan Document or any extension, renewal, replacement, refinancing or any other form of refunding of the SVB Obligations (a

“Replacement Credit Agreement”) or any amendment, restatement, supplement or other modification of any Replacement Credit Agreement, in any such case (each being a “Modifying Agreement”) pursuant to which representations, warranties, covenants, events of default or other agreements are changed, removed or added (or having the same effect as such a change, removal or addition) that are more favorable to (or are for the benefit of) SVB or any other lender under the SVB Loan Documents or are adverse to the Note Parties, then, and in each and any such event, the Note Parties agree, no later than five (5) days following the date of entering into any Replacement Credit Agreement or any Modifying Agreement, to prepare and enter into definitive documentation as Note Agent may reasonable request to amend the terms and conditions in the corresponding Note Document to permanently provide the same under the corresponding Note Document in a manner that is not prohibited by the Intercreditor Agreement. Issuers will deliver to Note Agent a copy of each such Replacement Credit Agreement or Modifying Agreement that provides Note Agent and the Purchasers the right to an amendment to any Note Document pursuant to this Section. In furtherance of the foregoing, each Note Party hereby irrevocably appoints Note Agent its attorney-in-fact, with full authority in the place and stead of the Note Parties and in the name of the Note Parties or otherwise, to execute and deliver any amendment to the Note Documents which any Note Party may be required to deliver pursuant to this Section to the extent the Note Parties fail to do so in the time period prescribed by this Section. Nothing contained in this Section 6.14 shall permit any Note Party or any of its Subsidiaries to enter into any amendment, restatement, supplement or other modification other than in accordance and in compliance with Section 7.9.

6.15 Post-Closing Obligations. Comply with the following covenants:

(a) (i) On or before 10 days after the date of this Agreement (or such later date as Note Agent may agree to in its sole discretion), the Issuers shall provide to Note Agent evidence satisfactory to Note Agent that the insurance policies required by Section 6.5 hereof are in full force and effect, and (ii) on or before 30 days after the date of this Agreement (or such later date as Note Agent may agree to in its sole discretion), the Issuers shall provide to Note Agent appropriate evidence showing lender loss payable and/or additional insured clauses (including with respect to the Guarantors) or endorsements in favor of Note Agent;

(b) On or before 30 days after the date of this Agreement (or such later date as Note Agent may agree to in its sole discretion), the Issuers shall deliver to Note Agent Control Agreements, in form and substance reasonably satisfactory to Note Agent, duly executed by each party thereto, in respect of all of their Deposit Accounts, Securities Accounts and Commodities Accounts (except for Excluded Accounts);

(c) On or before 30 days after the date of this Agreement (or such later date as Note Agent may agree to in its sole discretion), the Issuers shall deliver to Note Agent landlord waivers from the landlord of each leased property location where SVB or Grace Bay received a landlord waiver in connection with the SVB Loan Agreement and the Grace Bay Loan Agreement, respectively, and the Issuers shall deliver to Note Agent a certificate certifying as to each location where SVB and Grace Bay have received a landlord waiver;

(d) On or before 30 days after the date of this Agreement (or such later date as Note Agent may agree to in its sole discretion), the Issuers shall deliver to Note Agent evidence satisfactory to Note Agent that the Indebtedness related to that certain UCC-1 financing statement filed with the Delaware Department of State on January 10, 2007 with the initial filing number of 2007 0136019 by General Electric Capital Corporation against Comverge has been paid in full, no letters of credit issued in connection therewith remain outstanding and all commitments to extend credit related to such Indebtedness have been permanently terminated and a UCC-3 termination statement has been filed with respect to such UCC-1 financing statement and all other Liens with respect to such Indebtedness have been released in a manner satisfactory to Note Agent; and

(e) On or before 30 days after the date of this Agreement (or such later date as Note Agent may agree in its sole discretion), the Issuers shall (i) provide to Note Agent a Pledge Agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in Comverge International and Comverge South Africa, Ltd. in form and substance reasonably satisfactory to Note Agent; provided, that only 65% of the total outstanding voting Equity Interests of Comverge International and Comverge South Africa, Ltd. shall be required to be pledged if both (A) such Person is a CFC and (B) pledging a greater amount would result in adverse tax consequences and (ii) make Comverge International and Comverge South Africa, Ltd. (A) become a “Guarantor” under the Note Documents with the same force and effect as if originally named therein as a Guarantor and be bound by all of the terms and provisions of the Note Documents to which the Guarantors are a party and (B) execute such documents and take such other actions as Note Agent may reasonably request to accomplish the foregoing, unless, in the case of this clause (ii), both (y) such Person is a CFC and (z) making such Person a Guarantor under the Note Documents would result in adverse tax consequences.

7 NEGATIVE COVENANTS

So long as any of the Obligations (other than unasserted, inchoate indemnity obligations) are outstanding, no Issuer shall (or shall permit any of its Subsidiaries (other than Immaterial Subsidiaries) to) do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) in the ordinary course of business; for reasonably equivalent consideration; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of any Note Party or any of its Subsidiaries in the ordinary course of business.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in any material line of business other those lines of business conducted by any Note Party and its Subsidiaries on the date hereof and any business reasonably related, complementary or incidental thereto or reasonable extensions thereof; or (b) liquidate or dissolve; except for the liquidation or dissolution of Comverge Canada, Inc. so long as all of the assets (including any interest in any Equity Interests) of Comverge Canada, Inc. are transferred to a Note Party that is not liquidating or dissolving. No Note Party shall, without at least thirty (30) days prior written notice to Note Agent: (1) add any new officers or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in such Note Party’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions.

(a) Other than the acquisition or merger contemplated by the Acquisition Agreement, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person.

(b) (i) A Subsidiary of an Issuer may merge or consolidate into another Subsidiary of any Issuer or into any Issuer, and (ii) any Issuer (other than Comverge) may merge or consolidate into another Issuer; provided, however, that, in the case of (i) and (ii), (y) in the case of any merger or consolidation involving a Subsidiary of an Issuer and an Issuer, the Issuer shall be the surviving Person and (z) in the case of any merger or consolidation involving any other Note Party, a Note Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of Note Agent on the Equity Interest or property of such Note Party shall have been taken.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the perfected security interest granted herein (subject in priority only to Permitted Liens which are SVB Liens, Grace Bay Liens, permitted purchase money Liens or non-consensual Liens that arise by operation of law and excluding perfection or priority with respect to the Excluded Account), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Note Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Issuer from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Issuer’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any of its Equity Interests other than Permitted Distributions or as otherwise expressly permitted in this Agreement; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Note Party, except for (a) Permitted Distributions, (b) transactions that are in the ordinary course of such Note Party’s business, upon fair and reasonable terms that are no less favorable to such Note Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (c) transactions between or among the

Borrowers, (d) transactions between or among the Guarantors, (e) transfer of any assets of a Guarantor to a Borrower, including pursuant to dividends from a Guarantor to a Borrower, and (f) transfer of any assets of a Subsidiary which is not a Borrower or Guarantor to a Borrower or Guarantor to, including pursuant to dividends from such Subsidiary to a Guarantor to a Borrower.

7.9 Payments and Amendments. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement that is reasonably acceptable to Note Agent to which such Subordinated Debt is subject, (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Note Agent and the Purchasers, (c) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Note Party or its Subsidiaries, other than (i) the Obligations in accordance with this Agreement and the Intercreditor Agreement, as in effect on the date hereof and any amendment or modification thereto that is consented to by Administrative Issuer, (ii) the SVB Obligations in accordance with the Intercreditor Agreement, as in effect on the date hereof, or (iii) to the extent permitted under the Grace Bay Loan Documents as amended, supplemented and otherwise modified by that certain Forbearance Agreement dated as of the date hereof by and among the Issuers and Grace Bay, the Grace Bay Obligations, and (d) amend any provision in any SVB Loan Document or Grace Bay Loan Document, other than in accordance with the Intercreditor Agreement, as in effect on the date hereof and any amendment or modification thereto that is consented to by Administrative Issuer.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Notes for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Note Party or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Anti-Layering. Create, incur, assume, guaranty, suffer or permit to exist, or in any other manner become liable with respect to, any Indebtedness that (under the terms of the documentation pursuant to which such Indebtedness is created or incurred, including any intercreditor arrangement) is subordinated in right of payment to any other Indebtedness of the Note Parties and their Subsidiaries other than Indebtedness under the Note Documents and the Grace Bay Obligations, unless such Indebtedness is permitted by the terms of this Agreement and the terms of the Intercreditor Agreement and (i) is subordinated in right of payment to the SVB Obligations and the Grace Bay Obligations and (ii) subordinated in right of payment to the Obligations pursuant to provisions satisfactory to the Purchasers; provided, however, that nothing in this Section 7.11 shall be construed to restrict any Note Party’s or any of its

Subsidiaries’ ability to enter into any arrangement (or agreements or waivers, amendments or modifications thereof) or take any other action (or permit any such action to be taken) which would (or purport to) grant, or permit to exist, any Liens to secure any Indebtedness of the Note Parties or their Subsidiaries.

7.12 Subsidiaries. After the Effective Date, form, incorporate, organize or otherwise create any Subsidiary.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Any Issuer fails to (a) make any payment of principal or interest on any Obligation on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default. Grace or cure periods shall not apply with respect to Section 8.1(a);

8.2 Covenant Default.

(a) Any Note Party or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6, 6.7, 6.14 or 6.15 or violates any covenant in Section 7; or

(b) Any Note Party or any of its Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any of the other Note Documents, and as to any default (other than those specified in another clause of this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Note Parties and their Subsidiaries be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then the Note Parties and their Subsidiaries shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. Grace or cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in Section 8.2(a) above;

8.3 [Intentionally Omitted].

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Note Party or of any entity under control of such Note Party (including a Subsidiary) on deposit with Note Agent or one of Note Agent’s Affiliates, or (ii) a notice of Lien, levy, or assessment is filed against any Note Party’s or any of its Subsidiaries assets by any Government Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

(b) (i) any material portion of any Note Party’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Note Party or any of its Subsidiaries from conducting any part of its business;

8.5 Insolvency

(a) Any Note Party or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Note Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Note Party or any of its Subsidiaries and not dismissed or stayed within thirty (30) days;

8.6 Other Agreements.

(a) There is a default in any agreement to which any Note Party or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) (other than the SVB Obligations or the Grace Bay Obligations) or that could cause a Material Adverse Change; or

(b) If there is a default under any SVB Loan Document or any Grace Bay Loan Document, and such default (i) is related to the nonpayment of any amount due thereunder, (ii) occurs at the final maturity of the obligations thereunder, or (iii) results in the holders of the SVB Obligations or the Grace Bay Obligations (as applicable) either (A) exercising its rights to or (B) having the right to, in the case of (A) and (B), accelerate the maturity of such obligations thereunder.

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Note Party or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof;

8.8 Misrepresentations. Any Note Party, any Subsidiary of any Note Party or any Person acting for any Note Party or any Subsidiary makes any representation, warranty, or other statement now or later in this Agreement, any other Note Document or in any writing delivered to Note Agent or any Purchaser or to induce Note Agent or any Purchaser to enter this Agreement or any Note Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between any Note Party or any Subsidiary of a Note Party, on the one hand, and any creditor of any Note Party or any Subsidiary of a Note Party (other than any agent, lender or creditor under the SVB

Loan Documents or the Grace Bay Loan Documents), on the other hand, that signed a subordination, intercreditor, or other similar agreement with Note Agent, or any creditor that has signed such an agreement with Note Agent breaches any terms of such agreement;

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; or (c) the liquidation, winding up, or termination of existence of any Guarantor;

8.11 Governmental Approvals.

Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in a material adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of any Note Party or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of any Note Party or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

8.12 Change of Control. Any Change of Control shall have occurred.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies.

While an Event of Default occurs and continues Note Agent may, and, at the instruction of the Required Holders, shall, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Note Agent or any Purchaser);

(b) stop advancing money or extending credit for any Note Party’s benefit under the Note Documents;

(c) [reserved];

(d) subject to the Intercreditor Agreement, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Note Agent considers advisable, notify any Person owing any Note Party money of Note Agent’s security interest in such funds, and verify the amount of such account;

(e) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. The Issuers shall (and shall cause the other Note Parties to) assemble the Collateral if Note Agent requests and make it available as Note Agent designates. Note Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Note Party grants Note Agent a license to enter and occupy any of its premises, without charge, to exercise any of Note Agent’s rights or remedies;

(f) subject to the Intercreditor Agreement, apply to the Obligations any (i) balances and deposits of any Note Party that Note Agent or any Purchaser holds, or (ii) any amount held by Note Agent or any Purchaser owing to or for the credit or the account of any Note Party;

(g) subject to the Intercreditor Agreement, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Note Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Note Party’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Note Agent’s exercise of its rights under this Section, each Note Party’s rights under all licenses and all franchise agreements inure to Note Agent’s benefit;

(h) subject to the Intercreditor Agreement, place a “hold” on any account maintained with Note Agent or any Purchaser and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i) demand and receive possession of each Note Party’s Books; and

(j) subject to the Intercreditor Agreement, exercise all rights and remedies available to Note Party under the Note Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Subject to the Intercreditor Agreement, each Note Party hereby irrevocably appoints Note Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse each Note Party’s name on any checks or other forms of payment or security; (b) sign each Note Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Note Agent determines reasonable; (d) make, settle, and adjust all claims under Note Parties’ insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Note Agent or a third party as the Code permits. Each Note Party hereby appoints Note Agent as its lawful attorney-in-fact to sign each Note Party’s name on any documents necessary to perfect or continue the perfection of Note Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full (or all of the Obligations have been converted to Common Stock or Preferred Stock in accordance with Section 2.2). Note Agent’s foregoing appointment as each Note Party’s attorney in fact, and all of Note Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed (or all of the Obligations have been converted to Common Stock or Preferred Stock in accordance with Section 2.2).

9.3 Protective Payments. If any Note Party or any of its Subsidiaries fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which the Note Parties and their Subsidiaries are obligated to pay under this Agreement or any other Note Document, Note Agent may obtain such insurance or make such payment, and all amounts so paid by Note Agent are Purchaser Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Note Agent will make reasonable efforts to provide Administrative Issuer with notice of Note Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Note Agent are deemed an agreement to make similar payments in the future or Note Agent’s or any Purchaser’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. The Note Parties shall have no right to specify the order or the accounts to which Note Agent or any Purchaser shall allocate or apply any payments required to be made by the Note Parties to Note Agent or the Purchasers or otherwise received by Note Agent or any Purchaser under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Note Agent and the Purchasers shall apply any funds in its possession, whether from the Note Parties’ account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as set forth in Section 2.5(a)(ii), in each case in accordance with the terms of the Intercreditor Agreement. The Note Parties shall remain liable to Note Agent and the Purchasers for any deficiency. If Note Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Note Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Note Agent of cash therefor.

9.5 Note Agent’s Liability for Collateral. Note Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person, except, in each case, any such loss or damage is directly caused by the gross negligence or willful misconduct of Note Agent as finally determined by a court of competent jurisdiction with no option for appeal. The Note Parties shall bear all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Note Agent’s or any Purchaser’s failure, at any time or times, to require strict performance by the Note Parties of any provision of this Agreement or any other Note Document shall not waive, affect, or diminish any right of Note Agent or any Purchaser thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless it was entered into in accordance with

Section 12.6(a) and then is only effective for the specific instance and purpose for which it is given. Note Agent’s and the Purchasers’ rights and remedies under this Agreement and the other Note Documents are cumulative. Note Agent and the Purchasers have all rights and remedies provided under the Code, by law, or in equity. Note Agent’s or any Purchaser’s exercise of one right or remedy is not an election, and Note Agent’s or any Purchaser’s waiver of any Event of Default in accordance with Section 12.6(a) is not a continuing waiver. Note Agent’s or any Purchaser’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Each Note Party waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Note Agent or any Purchaser on which any Note Party is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Note Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Note Agent or the Administrative Issuer may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Administrative Issuer:	Comverge, Inc. 5390 Triangle Parkway Suite 300 Norcross, Georgia 30092 Attn: Mr. David Mathieson Fax: (770) 696-7665 Email: dmathieson@comverge.com

With a copy to:	Baker Botts L.L.P. 98 San Jacinto Blvd., Suite 1500 Austin, Texas 78701 Attn: Steven Tyndall, Esq. Fax: (512) 322-8328 Email: steve.tyndall@bakerbotts.com

If to Note Agent:	Peak Holding Corp. c/o H.I.G. Capital 1450 Brickell Avenue, 31st Floor Miami, Florida 33131 Attn: Fraser Preston Fax: (305) 379-2322 Email: fpreston@higcapital.com

With a copy to:	Kirkland & Ellis LLP 555 California Street San Francisco, California 94104 Attn: Francesco Penati, Esq. Fax: (415) 277-6154 Email: fpenati@kirkland.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

(a) New York law governs the Note Documents without regard to principles of conflicts of law. Each Issuer, Note Party and each Purchaser submit to the exclusive jurisdiction of the State of New York located in the City of New York, Borough of Manhattan, or of the United States for the Southern District of New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Note Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Note Agent or the Purchasers. Each Issuer expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Issuer hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Issuer hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Administrative Issuer at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Administrative Issuer’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

(b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH ISSUER, NOTE AGENT AND EACH PURCHASER WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER NOTE DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12 GENERAL PROVISIONS

12.1 Transfer and Assignment; Registration; Substitution.

(a) Transfer and Assignment. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. The Issuers may not assign this Agreement or any rights or obligations under it without Note Agent’s prior written consent (which may be granted or withheld in Note Agent’s discretion) and any prohibited assignment shall be absolutely void ab initio. Any Purchaser may transfer, assign or sell (collectively, an “Assignment”) its Notes to any Accredited Investor in accordance with Sections 14 and 15; provided, that so long as no default under the Note Documents or Event of Default is existing, no Purchaser may transfer, assign or sell its Notes to any Accredited Investor that is a Competitor. Each holder of any Notes will use its best efforts to notify the Issuers prior to transferring any Note held by it to a Person that is not an Affiliate of such holder, but the failure to deliver such notice will not impair any rights of such holder or any transferee or assignee under the Notes and will not subject such holder or any transferee or assignee to any liability.

(b) Registration of Notes. The Administrative Issuer shall keep at its principal executive office a register for the registration and registration of Assignments of Notes, which register shall set forth the outstanding principal amount of each Note, including all Capitalized Interest thereon. The name and address of each Purchaser of one or more Notes, each Assignment thereof and the name and address of each assignee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuers shall not be affected by any notice or knowledge to the contrary. The Administrative Issuer shall give to any Purchaser or any other Issuer promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Purchasers.

(c) Method of Assignment. Upon any such Assignment or any exchange of any Note and the surrender of such Note to the Administrative Issuer (at the address and to the attention of the designated officer (all as specified in this Section 12) for registration of Assignment or exchange (and, in the case of a surrender for registration of Assignment, accompanied by a written instrument of Assignment duly executed by the registered holder of such Note duly authorized in writing and accompanied by a Purchaser Joinder Agreement (in the case of an Assignment to any Person other than an Existing Purchasers), duly executed and delivered by the assignee thereof). Within 10 Business Days after any Assignment, the Issuers shall execute and deliver, at the Issuers’ expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefore, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to the Person that executed the Purchase Joinder Agreement and shall be substantially in the form of Exhibit C. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuers may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such Assignment of Notes. The Assignment of Notes shall not be in denominations of less than $500,000, provided that if necessary to enable the registration of Assignment by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any assignee of a Note, by its acceptance of a Note registered in its name (or the name of its nominee), shall execute and deliver to the Administrative Issuer and the Note Agent a Purchaser Joinder Agreement.

(d) Replacement of Notes. Upon receipt by the Administrative Issuer at the address and to the attention of the designated officer (all as specified in Section 10) of notice from a holder of Notes of the loss, theft, destruction or mutilation of any Note and

(i) in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to the Administrative Issuer (provided that such holder’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(ii) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Issuers at the Issuers’ own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing Capitalized Interest which shall have accrued on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no Capitalized Interest shall have accrued thereon.

12.2 Indemnification. Each Issuer agrees to indemnify, defend and hold Note Agent, each Purchaser and its directors, manager, members, partners, Affiliates, officers, employees, agents, attorneys, accountants, representatives or any other Person affiliated with or representing Note Agent or any Purchaser (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Note Documents; and (b) all losses or Purchaser Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Note Agent or any Purchaser, on the one hand, and any Note Party or any of its Subsidiaries, on the other hand, including, without limitation, reasonable attorneys’ fees and expenses, except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction with no further opportunity to appeal.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement and the other Note Documents.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Note Documents. Note Agent may correct patent errors and fill in any blanks in this Agreement and the other Note Documents consistent with the agreement of the parties.

12.6 Amendments in Writing; Integration.

(a) Requirements. This Agreement, the Notes and the other Note Documents may be amended, and the observance of any term hereof, thereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Issuers and the Required Holders, except that (a) no amendment, change or waiver of any of the provisions of Section 2 or Section 15, or any defined term (as it is used therein), shall be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) no such amendment, change or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 9 relating to acceleration, extend the Maturity Date or reduce the amount of principal payable on any Note or reduce the rate or change the time of payment or method of computation of interest or of the Prepayment Premium in respect of the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend or change any provision in this Section 12.6, and (c) no amendment, change or waiver of any provision of Section 16 shall be effective without the written consent of Note Agent.

(b) Binding Effect, Etc. Any amendment, change or waiver consented to in accordance with this Section 12.6 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Issuers without regard to whether such Note has been marked to indicate such amendment, change or waiver. No such amendment, change or waiver will extend to or affect any obligation, covenant, agreement, default or Event of Default not expressly amended, changed or waived or impair any right consequent thereon. No course of dealing between the Issuers and the holder of any Note or Note Agent nor any delay in exercising any rights hereunder or under any Note Document shall operate as a waiver of any rights or remedies of any holder of such Note or of Note Agent.

(c) Notes Held by the Issuers, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, change, waiver or consent to be given under this Agreement, the Notes or the other Note Documents, or have directed the taking of any action provided herein, in the Notes or the other Note Documents to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Issuers or any of their Subsidiaries shall be deemed not to be outstanding.

(d) Integration. This Agreement and the other Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the other Note Documents merge into this Agreement and the other Note Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Note Document mutatis mutandis.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied or converted to Common Stock or Preferred Stock pursuant to Section 2.2. The obligation of each Issuer in Section 12.2 to indemnify Note Agent and the Purchasers shall survive until the statute of limitations with respect to such claim or cause of action shall have run and shall survive the payment in full of the Obligations and the conversion of all of the Obligations to Common Stock or Preferred Stock pursuant to Section 2.2.

12.9 Confidentiality.

(a) In handling any confidential information, Note Agent and the Purchasers shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Note Agent’s and the Purchasers’ Subsidiaries or Affiliates; (b) to prospective transferees, assignees or purchasers of any interest in the Notes or the other Obligations (provided, however, Note Agent or the applicable Purchaser obtain such prospective transferee’s, assignee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Note Agent’s and any Purchaser’s regulators or as otherwise required in connection with Note Agent’s or such Purchaser’s examination or audit; (e) as Note Agent or any Purchaser considers appropriate in exercising remedies under the Note Documents; and (f) to third-party service providers of Note Agent or any Purchaser so long as such service providers have executed a confidentiality agreement with Note Agent or such Purchaser with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Note Agent’s or any Purchaser’s possession when disclosed to Note Agent or such Purchaser, or becomes part of the public domain after disclosure to Note Agent or such Purchaser; or (ii) is disclosed to Note Agent or any Purchaser by a third party, if Note Agent or such Purchaser does not know that the third party is prohibited from disclosing the information.

(b) Note Agent and any Purchaser may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Note Agent or such Purchaser does not disclose any Issuer’s identity or the identity of any person associated with any Issuer unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 [Reserved].

12.11 All Obligations; No Liability. Each Person included in the term “Issuers” hereby covenants and agrees with Note Agent and the Purchasers as follows:

(a) The Obligations include all present and future indebtedness, duties, obligations, and liabilities under the Note Documents, whether now existing or contemplated or hereafter arising, of any one or more of the Issuers.

(b) Neither Note Agent nor any of the Purchasers assumes any responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations by any one or more of the Persons included in the term “Issuers” in connection with proceeds paid in connection with the sale of the Notes or any other transaction in connection with the provisions of this Agreement or the other Note Documents.

12.12 Patriot Act. Each Purchaser hereby notifies the Issuers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of such Note Party and other information that will allow such Purchaser to identify such Note Party in accordance with the Patriot Act. Each Purchaser that is subject to the requirements of the Patriot Act hereby notifies the Issuers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Issuer, which information includes the name and address of each Issuer and other information that will allow such Purchaser to identify each Issuer in accordance with the Patriot Act. In addition, if Note Agent or any of the Purchasers is required by Requirements of Law or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Note Parties and (b) OFAC/PEP searches and customary individual background checks for the Note Parties’ senior management and key principals, and each Issuer agrees to (and each Issuer agrees to cause each other Note Party to) cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Purchaser Expenses hereunder and be for the account of the Issuers.

12.13 Issuers are Integrated Group. Each Person included in the term “Issuers” hereby represents and warrants to Note Agent and each Purchaser that each of them will derive benefits, directly and indirectly, from the proceeds from the sale of the Notes, both in their separate capacity and as a member of the integrated group to which each such Person belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (i) the terms of the proceeds of the Notes provided under this Agreement are more favorable than would otherwise would be obtainable by such Persons individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual loan arrangements which would otherwise be required if obtainable would substantially reduce the value to such Persons of the proceeds from the Notes.

12.14 Primary Obligations. The obligations and liabilities of each Person included in the term “Issuers” shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that such Person may have against any one or more of the other Persons included in the term “Issuers”, Note Agent, any Purchaser and/or any guarantor (including, without limitation, any Guarantors) and shall not be conditional or contingent upon pursuit or enforcement by Note Agent or any Purchaser of any remedies it may have against Persons included in the term “Issuers” with respect to this Agreement, or any of the other Note Documents, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, neither Note Agent nor any Purchaser shall be required to make any demand upon any of the Persons included in the term “Issuers”, or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Persons included in the term “Issuers” or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against each Person included in the term “Issuers”, either in the same action, if any, brought against any one or more of the Persons included in the term “Issuers” or in separate actions or proceedings, as often as Note Agent or any Purchaser may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Persons included in the term “Issuers”, any other guarantor (including, without limitation, any Guarantor) or any obligor under any of the Note Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Persons included in the term “Issuers”, in their respective capacities as issuers and guarantors under this Agreement, or under any of the other Note Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of any other Issuer under this Agreement or the other Note Documents in any manner whatsoever, and this Agreement and the other Note Documents shall remain and continue in full force and effect. It is the intent and purpose of this Agreement that each Person included in the term “Issuers” shall and does hereby waive all rights and benefits which might accrue to any other guarantor (including, without limitation, any Guarantor) by reason of any such proceeding, and the Persons included in the term “Issuers” agree that they shall be liable for the full amount of the obligations and liabilities under this Agreement and the other Note Documents (including, without limitation, the Obligations) regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Persons included in the term “Issuers”, any other guarantor (including, without limitation, any Guarantor) or any other obligor under any of the Note Documents, that may result from any such proceedings.

12.15 Joint and Several Liability.

Each Issuer is accepting joint and several liability hereunder and under the other Note Documents in consideration of the financial accommodations to be provided by the Purchasers under this Agreement, for the mutual benefit, directly and indirectly, of each Issuer and in consideration of the undertakings of the other Issuers to accept joint and several liability for the Obligations.

Each Issuer, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Issuers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 12.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Issuer without preferences or distinction among them.

If and to the extent that any Issuer shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Issuers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

The Obligations of each Issuer under the provisions of this Section 12.15 constitute the absolute and unconditional, full recourse Obligations of each Issuer enforceable against each Issuer to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 12.15(d)) or any other circumstances whatsoever.

Except as otherwise expressly provided in this Agreement, each Issuer hereby waives notice of acceptance of its joint and several liability, notice of any Notes issued under or pursuant to this Agreement, notice of the occurrence of any default, any Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Note Agent or the Purchasers under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Issuer hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Note Agent or the Purchasers at any time or times in respect of any default by any Issuer in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Note Agent or the Purchasers in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Issuer. Without limiting the generality of the foregoing, each Issuer assents to any other action or delay in acting or failure to act on the part of Note Agent or any Issuer with respect to the failure by any Issuer to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 12.15 afford grounds for terminating, discharging or relieving any Issuer, in whole or in part, from any of its Obligations under this Section 12.15, it being the intention of each Issuer that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Issuer under this Section 12.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Issuer under this Section 12.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Issuer or Note Agent or any Issuer.

Each Issuer represents and warrants to Note Agent and the Issuers that such Issuer is currently informed of the financial condition of the Issuers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Issuer further represents and warrants to Note Agent and the Purchasers that such Issuer has read and understands the terms and conditions of the this Agreement and the other Note Documents. Each Issuer hereby covenants that such Issuer will continue to keep informed of the Issuers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

The provisions of this Section 12.15 are made for the benefit of Note Agent, each Purchaser, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Issuers as often as occasion therefor may arise and without requirement on the part of Note Agent, any Purchaser, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Issuer or to exhaust any remedies available to it or them against any Issuer or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 12.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Note Agent or any Purchaser upon the insolvency, bankruptcy or reorganization of any Issuer, or otherwise, the provisions of this Section 12.15 will forthwith be reinstated in effect, as though such payment had not been made.

Each Issuer hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Issuer with respect to any liability incurred by it hereunder or under any of the other Note Documents, any payments made by it to Note Agent or the Purchasers with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Issuer may have against any other Issuer with respect to any payments to Note Agent or any Purchaser are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Issuer, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Issuer therefor.

Each Issuer hereby agrees that after the occurrence and during the continuance of any default or Event of Default, such Issuer will not demand, sue for or otherwise attempt to collect any indebtedness of any other Issuer owing to such Issuer until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Issuer shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Issuer as trustee for Note Agent, and such Issuer shall deliver any such amounts to Note Agent for application to the Obligations in accordance with Section 2.5.

12.16 Comverge as Administrative Issuer. Each Issuer hereby irrevocably appoints Comverge as the issuing agent and attorney-in-fact for all Issuers (the “Administrative Issuer”) which appointment shall remain in full force and effect unless and until Note Agent shall have received prior written notice signed by each Issuer that such appointment has been revoked and that another Issuer has been appointed Administrative Issuer. Each Issuer hereby irrevocably appoints and authorizes the Administrative Issuer (a) to provide Note Agent with all notices with respect to the Notes and all other notices and instructions under this Agreement and the other Note Documents, and (b) to take such action as the Administrative Issuer deems appropriate on its behalf to obtain the Original Principal Amount and such other principal amounts received in connection with issuing Notes and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Note Documents. It is understood that the handling of the Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Issuers in order to utilize the collective issuing powers of the Issuers in the most efficient and economical manner and at their request, and that neither the Note Agent nor any Purchaser shall incur liability to any Issuer as a result hereof. Each Issuer expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Issuer is dependent on the continued successful performance of the integrated group. To induce the Note Agent and the Purchasers to do so, and in consideration thereof, each Issuer hereby jointly and severally agrees to indemnify Note Agent and each Purchaser and hold Note Agent and each Purchaser harmless against any and all liability, expense, loss or claim of damage or injury, made against Note Agent or any Purchaser by any Issuers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of the Issuers as herein provided, or (b) Note Agent’s or any Purchaser’s relying on any instructions of the Administrative Issuer.

12.17 Legend. The Notes at all times shall contain in a conspicuous manner the following legend:

“THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN AMENDED AND RESTATED SUBORDINATION AGREEMENT (THE “INTERCREDITOR AGREEMENT”) DATED AS OF MARCH 26, 2012 BY AND AMONG SILICON VALLEY BANK, GRACE BAY HOLDINGS II, LLC AND PEAK HOLDING CORP., AS NOTE AGENT, TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE ISSUERS AND THE GUARANTORS.”

12.18 Rights of Note Agent and Purchasers in Bankruptcy; Tolling of Certain Time-Related Defenses. Each Issuer hereby admits, acknowledges and agrees that Note Agent’s and each Purchaser’s entry into, and covenants to perform in accordance with, this Agreement and Note Agent’s and each Issuer’s consummation of the transactions contemplated hereby, constitute “new value” and “reasonably equivalent value,” as those terms are used in Section 547 and 548 of Title 11 of the United States Code (the “United States Bankruptcy Code”), received by the Issuers as of the effective date of this Agreement in contemporaneous exchange for the Issuers’ entry into, and covenants to perform in accordance with, this Agreement, and the Issuers’ consummation of the transactions contemplated hereby.

13 DEFINITIONS

13.1 Definitions.

As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to any Note Party.

“Account Debtor” is any “account debtor” as defined in the Code.

“Accredited Investor” is defined in Section 2.1(c).

“Accreted Principal Amount” is defined in Section 2.3(a).

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of the date of this Agreement by and among Comverge, Peak Holding Corp. and Peak Merger Corp.

“Acquisition Documents” means the Acquisition Agreement and all other documents related thereto and executed in connection therewith.

“Additional Common Stock” means Common Stock, including treasury shares, issued after the date hereof, except Common Stock issued upon conversion of any Note pursuant to Section 2.2.

“Additional Preferred Stock” means preferred stock issued after the date hereof by Comverge, except Preferred Stock issued upon conversion of any Note pursuant to Section 2.2.

“Administrative Issuer” is defined in Section 12.16.

“Adjusted Quick Ratio” is a ratio of (i) Quick Assets to (ii) Current Liabilities, minus the current portion of Deferred Revenue.

“AER” is defined in the preamble hereof.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Right” has the meaning set forth in the Schedule to the Grace Bay Loan Agreement for such term.

“Applicable Equity Proceeds” means an amount equal to fifty percent (50%) of all proceeds received by Issuers from the sale of equity securities by any Issuer after February 5, 2010.

“Assignment” is defined in Section 12.1(a).

“Bilateral Trades” means the buy-back of an original BRA position within the PJM Interconnection LLC capacity market through either a PJM Interconnection LLC auction or a third party provider including the offsetting reduction in gross profit associated with the original position at a margin consistent with Comverge’s historical performance. For calculation purposes, the margin should be assumed to be 20%.

“Board” is defined in Section 6.12.

“Books” are all of each Note Party’s books and records including ledgers, federal and state tax returns, records regarding each Note Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more acquisitions expressly permitted by this Agreement, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding the Issuers or any of their Affiliates).

“Capitalized Interest” is defined in Section 2.3(a).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that:

(a) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Comverge (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Comverge entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Comverge;

(c) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Comverge or control over the Equity Interests of such Person entitled to vote for members of the board of directors of Comverge on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests;

(d) during any period of 24 consecutive months commencing on or after the Effective Date, the occurrence of a change in the composition of the board of directors of Comverge such that a majority of the members of such board of directors are not Continuing Directors; or

(e) the failure at any time of Comverge to, directly or indirectly, legally and beneficially own and control 100% of the issued and outstanding shares of Equity Interests of each Borrower (other than Comverge) and each Guarantor or the failure at any time of Comverge to have the ability to elect all of the member of the board of directors of each Borrower (other than Comverge) and each Guarantor.

“Closing” is defined in Section 2.13.

“Closing Date Forbearance Agreement” is that certain Forbearance Agreement dated as of the date hereof by and among the Issuers, the Purchasers party thereto and Note Agent.

“Closing Office” is defined in Section 2.13.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Note Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of the Issuers described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, but excluding any Excluded Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Common Conversion Price” is defined in Section 2.2(b).

“Common Stock” means the common stock of Comverge.

“Competitor” means a Person which is engaged, as its principal activity, in the same line of business as Comverge is engaged as of the Effective Date.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Comverge” is defined in the preamble hereof.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuing Director” means (a) any member of the board of directors of Comverge who was a director of Comverge on the date of this Agreement, and (b) any individual who becomes a member of the board of directors of Comverge after the date of this Agreement if such individual was approved, appointed or nominated for election to the board of directors of Comverge by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors of Comverge in office at the date of this Agreement in an actual or threatened election contest relating to the election of the directors of Comverge and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” is any control agreement entered into among the depository institution at which any Note Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Issuer maintains a Securities Account or a Commodity Account, the applicable Note Party, and Note Agent pursuant to which Note Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“CPM” is defined in the preamble hereof.

“Current Liabilities” are the aggregate amount of the Issuers’ and their Subsidiaries’ Total Liabilities that mature within one (1) year, including, without limitation, the current portion of accrued liabilities related to Comverge’s contract with PJM Interconnection LLC.

“Default Rate” means a rate of interest that is 3% per annum above the rate otherwise applicable pursuant to Section 2.3.

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“EBITDA” means, with respect to any fiscal period:

(a) consolidated net earnings (or loss) of the Issuers and their Subsidiaries,

minus

(b) without duplication, the sum of the following amounts of the Issuers and their Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring gains,

(ii) interest income,

(iii) any income, whether cash or non-cash, from Bilateral Trades,

(iv) cash exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and plus

(c) Without duplication, the sum of the following amounts of the Issuers and their Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring non-cash losses,

(ii) interest expense,

(iii) all tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority, and any foreign taxes of any kind),

(iv) depreciation and amortization (including amortization of intangibles) for such period,

(v) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(x) one time non-cash restructuring charges,

(xi) cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(xii) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets, and

(xiii) any non-recurring deal costs incurred by H.I.G., Grace Bay, Purchasers, or SVB associated with the transactions contemplated on the Effective Date by the Note Documents, the Acquisition Agreement, the SVB Forbearance Agreement and the Grace Bay Forbearance Agreement that are required to be reimbursed by the Note Parties and any costs and expenses of the Note Parties in connection therewith; provided that the fees and expenses of Baker Botts L.L.P., Houlihan Lokey and JP Morgan shall only be permitted to be added back pursuant to this clause (xiii) up to a maximum amount of $1,500,000, $1,200,000 and $3,250,000, respectively;

in each case, determined on a consolidated basis in accordance with GAAP. Notwithstanding anything to the contrary contained herein, for purposes of determining EBITDA under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, EBITDA for such fiscal quarters shall be $(6,740,000), $(4,340,000), $1,576,000 and $7,532,000, respectively.

“Effective Date” is the date that all of the conditions set forth in Section 3.1 have been satisfied (or waived by Note Agent in its sole discretion).

“Enerwise” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means the following accounts solely to the extent that such Deposit Accounts are not subject to a Control Agreement or, except with respect to clause (a) solely to the extent the Deposit Accounts are maintained at SVB with no Control Agreement over such Deposit Accounts, any other method of “control” as defined in the Code in favor of SVB or any holder of the SVB Obligations or Grace Bay or any holder of the Grace Bay Obligations: (a) any Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Issuer’s employees and identified to Note Agent by any Issuer as such, (b) that certain Deposit Account, account number ending 6759, maintained by the Issuers at Wells Fargo Bank, N.A. so long as the aggregate amount on deposit in such account does not exceed $50,000 at any one time, (c) that certain Deposit Account, account number ending 2831, maintained by the Issuers at Wells Fargo Bank, N.A. so long as the aggregate amount on deposit in such account does not exceed $650,000 at any one time and so long as such account is used solely to hold lease deposits and funds used to cash collateralize letters of credit or credit cards issued by Wells Fargo Bank, N.A., (d) that certain Deposit Account, account number ending 30511, maintained by the Issuers at Blackrock, Inc. so long as the aggregate amount on deposit in such account does not exceed $2,000,000 at any one time and so long as such account is used solely to hold funds used to cash collateralize bids in connection with ISO New England auctions, and (e) that certain Deposit Account, to be opened after the Effective Date in the name of Comverge and maintained as a customer incentive account for Entergy Corporation, so long as the aggregate amount on deposit in such account does not exceed $500,000 at any one time and so long as such account is used solely to hold funds used to cash collateralize bids in connection with ISO New England auctions.

“Failure to Accept an RFO” is defined in Section 2.4.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Issuers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (including interest paid-in-kind and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) all cash dividends payable by the Issuers and their Subsidiaries on Equity Interests in respect of such period to Persons other than such Issuers and their Subsidiaries, (d) all taxes payable in cash and (e) all commitment fees and other costs, fees and expenses payable by the Issuers and their Subsidiaries during such period in order to effect, or because of, the incurrence of any Indebtedness.

“Fixed Charge Coverage Ratio” means, with respect to the Issuers and their Subsidiaries for any period, the ratio of (a) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes, without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Giants” is defined in the preamble hereof.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Grace Bay” means Grace Bay Holdings II, LLC.

“Grace Bay Liens” means the Liens granted to Grace Bay (as successor in interest to PFG) under the Grace Bay Loan Documents that are permitted pursuant to the Intercreditor Agreement.

“Grace Bay Loan Agreement” means that certain Loan and Security Agreement dated as of November 5, 2010 by and among Comverge, AER, Enerwise, Giants, PES, PES-NY, CPM and Grace Bay (as successor in interest to PFG), as amended by that certain Modification No. 1 to Loan and Security Agreement dated as of March 31, 2011 by and among Comverge, AER, Enerwise, Giants, PES, PES-NY, CPM and Grace Bay (as successor in interest to PFG), and as further amended in accordance with the Intercreditor Agreement.

“Grace Bay Loan Documents” means the “Loan Documents” as defined in the Grace Bay Loan Agreement.

“Grace Bay Obligations” has the meaning assigned to the term “Obligations” in the Grace Bay Loan Agreement.

“Guarantor” is any present or future guarantor of the Obligations, including 6D Comverge, Inc, Comverge Canada, Inc., Comverge Energy Management, Inc., Comverge Utah, Inc., Comverge Energy Partners, LTD, Public Electric, Inc. and PES NY, LLC.

“Guaranty Agreements” means all guaranty agreements executed by Guarantors in connection with the Obligations, including, without limitation, the guaranty agreements executed by 6D Comverge, Inc, Comverge Energy Management, Inc., Comverge Utah, Inc., Comverge Canada, Inc., Comverge Energy Partners, LTD, Public Electric, Inc. and PES NY, LLC dated as of the date hereof

“H.I.G.” means H.I.G. Middle Market, LLC.

“Immaterial Subsidiary” means any Subsidiary of any Issuer (other than any Note Party) with annual revenue less than $100,000, so long as the aggregate annual revenue of all “Immaterial Subsidiaries” is less than $500,000.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intercreditor Agreement” means that certain Amended and Restated Subordination Agreement dated as of the date of this Agreement, by and among SVB, Grace Bay and the Note Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of the Issuers and their Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of the Issuers’ custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreements” means collectively, those certain Intellectual Property Security Agreements executed and delivered by each Note Party to Note Agent dated as of the Effective Date.

“Issuer” and “Issuers” are defined in the preamble hereof.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Material Adverse Change” is (a) a material impairment in the perfection, priority or enforceability of Note Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of the Note Parties and their Subsidiaries, taken as a whole, or in the business operations, or condition (financial or otherwise) of the Note Parties and their Subsidiaries, taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment in the ability of the Notes Parties and their Subsidiaries to perform any of the other obligations under the Note Documents.

“Maturity Date” means the earliest of (a) December 31, 2013, (b) the date on which the Notes are declared due and payable in full pursuant to Section 9.1 (c) the date that is the “Revolving Loan Maturity Date” (as defined in the SVB Loan Agreement), (d) the date that is the “Term Loan Maturity Date” (as defined in the SVB Loan Agreement) or (e) the date the SVB Obligations are paid in full (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations).

“Membership Pledge Agreements” means all membership pledge agreements executed by any Note Party in connection with the Obligations, including, without limitation, the membership pledge agreements executed by Giants, dated the Effective Date, pledging one hundred percent (100%) of membership interest in PES-NY.

“Modifying Agreement” is defined in Section 6.14.

“Net Worth” shall be construed in accordance with GAAP.

“Ninety Day Period” is defined in Section 2.4.

“Note Agent” is defined in the preamble hereof.

“Note Documents” are, collectively, this Agreement, the Perfection Certificates, each Guaranty Agreement, each Pledge Agreement, the Notes, the Closing Date Forbearance Agreement and any other present or future agreement between any Note Party and/or for the benefit of Note Party or any of the Purchasers in connection with this Agreement or the transactions contemplated hereby, all as amended, restated, supplemented or otherwise modified from time to time.

“Note Parties” means all of the Issuers and the Guarantors, and “Note Party” means any of them.

“Note Purchase Request” means a Note Purchase Request substantially in the form of Exhibit E.

“Notes” is defined in the preamble hereof.

“Obligations” are each Issuer’s obligation to pay when due any debts, principal (including, without limitation, the Accreted Principal Amount), interest, Purchaser Expenses and other amounts any Issuer owes Note Agent or any Purchaser now or later, whether under this Agreement or the other Note Documents, including, without limitation, interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of each Issuer assigned to Note Agent or the Purchasers, and the performance of each Issuer’s duties under the Note Documents.

“Observer” is defined in Section 6.12.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Original Principal Amount” is defined in the preamble hereof.

“Partnership Pledge Agreements” means all partnership pledge agreements executed by any Note Party in connection with the Obligations, including the partnership pledge agreement executed by Comverge, dated the Effective Date, pledging one hundred percent (100%) of partnership interest in Comverge Energy Partners, LTD.

“Patriot Act” means the United States of America Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a) purchases of capital stock from current or former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b) distributions or dividends consisting solely of Issuers’ capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan;

(d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e) purchases of capital stock pledged as collateral for loans to employees;

(f) purchases of capital stock in connection with the exercise of stock options, restricted stock or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(h) the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Holders” collectively H.I.G. and its Controlled Investment Affiliates.

“Permitted Indebtedness” is:

(a) the Obligations incurred under this Agreement and the other Note Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Permitted Liens;

(g) Indebtedness of the Issuers to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any Issuer (provided that the primary obligations are not prohibited hereby), and Indebtedness of Subsidiaries to the Issuers in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(h) [reserved];

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clauses (b) and (c) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Issuer or its Subsidiary, as the case may be;

(j) the SVB Obligations, in each case, to the extent permitted by the Intercreditor Agreement; and

(k) the Grace Bay Obligations and any refinancings thereof, in each case, to the extent permitted by the Intercreditor Agreement.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Issuers;

(d) Investments consisting of Deposit Accounts in which Note Agent has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments of Subsidiaries of the Issuers in or to other Subsidiaries of the Issuers or any Issuer and Investments by any Issuer in Subsidiaries of the Issuers; provided, however, that in no event shall Investments by the Issuers in non-Issuer Subsidiaries exceed $250,000 in the aggregate in any calendar year; provided further however, on a one-time basis during the term of this Agreement, the Issuers may make an Investment of up to $1,000,000 in a new non-U.S. Subsidiary of the Issuers without the consent of the Note Agent or the Purchasers;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of any Issuer or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Issuer’s board of directors (or comparable managers or governing body);

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of any Issuer in any Subsidiary; and

(j) Investments consisting of the Transfer of all assets of AER to another Issuer.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Note Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which such Issuer maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the IRC and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Issuers incurred for financing the acquisition of the Equipment securing no more than $250,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $250,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of any Issuer’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Note Agent a security interest;

(h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of other financial institutions arising in connection with Issuers’ Deposit Accounts and/or Securities Accounts held at such institutions, provided that Note Agent has a perfected security interest in the amounts held in such Deposit Accounts and/or Securities Accounts (in each case, other than Excluded Accounts);

(k) Grace Bay Liens, to the extent permitted by the Intercreditor Agreement;

(l) SVB Liens, to the extent permitted both hereunder and under the Intercreditor Agreement;

(m) Liens of landlords (i) arising by statute or under any lease entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not overdue or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP

(n) Liens, pledges or deposits to secure the performance of bids, tenders, sales, contracts, licenses and leases (other than for the repayment of Indebtedness), statutory obligations, surety or appeal bonds, customs or performance bonds and other obligations of a like nature incurred in the ordinary course of business (in each case not related to judgments or litigation);

(o) encumbrances arising by reason of zoning restrictions, licenses, reservations, covenants, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract or impair from the value or marketability of the property subject thereto or materially adversely interfere with the ordinary conduct of the business of the applicable Person;

(p) any interest of title of a lessor under, and Liens arising from UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to operating leases; and

(q) (i) Liens in favor of Wells Fargo Bank, N.A. in that certain Deposit Account described in clause (c) of the definition of “Excluded Accounts” and (ii) Liens in favor of Entergy Corporation in that certain Deposit Account described in clause (e) of the definition of “Excluded Accounts”.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PES” is defined in the preamble hereof.

“PES-NY” is defined in the preamble hereof.

“PFG” means Partners for Growth III, L.P.

“Pledge Agreements” means collectively, each Stock Pledge Agreements, the Membership Pledge Agreements and the Partnership Pledge Agreements.

“Preferred Stock” means the Series A participating convertible preferred stock of Comverge, having the terms set forth in Schedule A.

“Prepayment Premium” means, as of any date of determination, an amount equal to (a) during the period from and after the date of the execution and delivery of this Agreement up to (and including) the date that is the second anniversary of the Effective Date, 4% times the amount of the Obligations prepaid on such date, (b) during the period from (but not including) the date that is the second anniversary of the Effective Date up to (and including) the date that is the third anniversary of the Effective Date, 3% times the amount of the Obligations prepaid on such date, and (c) from (but not including) and after the date that is the third anniversary of the Effective Date, 2% times the amount of the Obligations prepaid on such date.

“Purchaser Conversion Notice” has the meaning provided in Section 2.2(c).

“Purchaser Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Note Party or any of its Subsidiaries under any of the Note Documents that are paid, advanced, or incurred by Note Agent or any Purchaser, (b) documented and reasonable out-of-pocket fees or charges paid or incurred by Note Agent or any Purchaser in connection with any transactions with any Note Party or any of its Subsidiaries under any of the Note Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Note Agent’s and any Purchaser’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Issuer (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) customary charges imposed or incurred by Note Agent or any Purchaser resulting from the dishonor of checks payable by or to any Note Party, (e) reasonable documented out-of-pocket costs and expenses paid or incurred by Note Agent or any Purchaser to correct any default or enforce any provision of the Note Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) financial examination, appraisal, electronic reporting, and valuation fees and expenses (including travel, meals, and lodging) of Note Agent or any Purchaser related to any inspections, financial examinations, appraisals, establishment of electronic reporting, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in this Agreement, (g) Note Agent’s and each Purchaser’s reasonable costs and expenses (including reasonable documented attorneys fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Note Documents or otherwise in connection with the transactions contemplated by the Note Documents, Note Agent’s Liens in and to the Collateral, or the Note Agent’s or any Purchaser’s relationship with any Note Party or any of its Subsidiaries, (h) Note Agent’s and any Purchaser’s reasonable documented costs and expenses (including reasonable documented attorneys fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending, waiving, or modifying the Note Documents, and (i) Note Agent’s and each Purchaser’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Note Party or any of its Subsidiaries or in exercising rights or remedies under the Note Documents), or defending the Note Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action with respect to the Collateral; provided, however, notwithstanding anything to the contrary, the amount of all “Purchaser Expenses” incurred by counsel to Note Agent in connection with the drafting and negotiation of this Agreement and the other Note Documents up to and including the Effective Date shall not exceed $425,000 in the aggregate.

“Purchaser Joinder Agreement” means a Purchaser Joinder Agreement substantially in the form of Exhibit C.

“Quick Assets” are, on any date, the Issuers’ consolidated, unrestricted cash and Cash Equivalents, to the extent that each of the foregoing is maintained with SVB and SVB Affiliates, plus Issuers’ billed and unbilled Accounts.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Holders” means, at any time, the holders of more than 50.1% of the principal amount of the Notes at the time outstanding.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Replacement Credit Agreement” is defined in Section 6.14.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer and Controller of any Note Party.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Stock Pledge Agreements” means all stock pledge agreements executed by any Note Party in connection with the Obligations, including without limitation, (a) the stock pledge agreement executed by Comverge, dated as of the Effective Date pledging one hundred percent (100%) of equity ownership interest in the outstanding capital stock of 6D Comverge, Inc, Comverge Energy Management, Inc., Comverge Utah, Inc., Comverge Canada, Inc., and (b) the stock pledge agreement executed by Giants, dated as of the Effective Date pledging one hundred percent (100%) of equity ownership interest in the outstanding capital stock of Public Electric, Inc.

“Subordinated Debt” is indebtedness incurred by any Issuer subordinated to all of the Issuers’ now or hereafter Obligations to Note Agent and the Purchasers (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Note Agent entered into between Note Agent and the other creditor), on terms acceptable to Note Agent.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Superior Financing Transaction” is defined in Section 2.4.

“SVB” means Silicon Valley Bank.

“SVB Forbearance Agreement” is defined in Section 3.1(bb).

“SVB Liens” means the Liens granted to SVB under the SVB Loan Documents that are permitted pursuant to the Intercreditor Agreement.

“SVB Loan Agreement” means that certain Loan and Security Agreement dated as of November 7, 2008, by and among Comverge, Enerwise, PES, PES-NY, CPM, AER and SVB, as amended by that certain First Amendment to Loan and Security Agreement dated as of October 23, 2009, that certain Second Amendment to Loan and Security Agreement dated as of February 5, 2010, that certain Third Amendment to Loan and Security Agreement dated as of June 30, 2010, that certain Fourth Amendment to Loan and Security Agreement dated as of November 23, 2010 and that certain Fifth Amendment to Loan and Security Agreement dated as of May 6, 2011, in each case, by and among Comverge, Enerwise, PES, PES-NY, CPM, AER and SVB, and as further amended in accordance with the Intercreditor Agreement.

“SVB Loan Documents” means the “Loan Documents” as defined in the SVB Loan Agreement.

“SVB Obligations” has the meaning assigned to the term “Obligations” in the SVB Loan Agreement.

“Tangible Net Worth” is, on any date, the Issuers’ and their Subsidiaries’ consolidated Net Worth minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to the Issuers and their Subsidiaries from its officers, and (iv) reserves not already deducted, plus (b) Subordinated Debt (as defined in the SVB Loan Agreement).

“Taxes” is defined in Section 2.5(b).

“Total Debt” of any Person means all Indebtedness (other than Indebtedness with respect to surety bonds), in each case of such Person and its Subsidiaries on a consolidated basis.

“Total Leverage Ratio” means, with respect to the Issuers and their Subsidiaries as of any date, the ratio of (a) Total Debt outstanding as of such date to (b) EBITDA for the last period of four consecutive fiscal quarters ending on or before such date.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on the Issuers’ and their Subsidiaries’ consolidated balance sheet, including all Indebtedness.

“Transfer” is defined in Section 7.1.

“United States Bankruptcy Code” is defined in Section 12.18(a).

14 PAYMENTS ON NOTES

Payments of principal and interest becoming or deemed due and payable on the Notes shall be made to each Purchaser by the method and at its address specified in Annex A or in Annex A to such Purchaser’s Purchaser Joinder Agreement, as applicable, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Administrative Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuers made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Administrative Issuer at its principal executive office. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will (a) cause the proposed transferee thereof to execute and deliver to the Administrative Issuer and the Note Agent a Purchaser Joinder Agreement and (b) surrender such Note to the Administrative Issuer in exchange for a new Note or Notes pursuant to Section 12.1. The Issuers will afford the benefits of this Section 14 to any Person that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.

15 SUBSTITUTION OF PURCHASER

Each Purchaser shall have the right without consent of the Issuers to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Administrative Issuer, which notice shall be signed by both such Purchaser and such Affiliate; provided, that such Affiliate shall (a) be an Accredited Investor and (b) execute and deliver to the Administrative Issuer and the Note Agent a Purchaser Joinder Agreement. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 15), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Administrative Issuer of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 15), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

16 APPOINTMENT OF NOTE AGENT.

16.1 Appointment. Each Purchaser hereby irrevocably designates and appoints Peak Holding Corp., as Note Agent, to act as specified herein and in the other Note Documents, to take such action on its behalf under the provisions of this Agreement and the other Note Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement and the other Note Documents, together with such other powers as are reasonably incidental thereto. Note Agent agrees to act as such upon the express conditions contained in this Section 16. Notwithstanding any provision to the contrary elsewhere in this Agreement, Note Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Note Documents, nor any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Note Agent or any of its Related Parties. The provisions of this Section 16 are solely for the benefit of Note Agent and its Related Parties and the Purchasers, and no Issuer or Guarantor shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Note Documents, Note Agent shall act solely as agent of the Purchasers and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, fiduciary or trust with or for any Issuer, any Guarantor or any of their Subsidiaries or any of their Related Parties. Without limitation of the foregoing or anything to the contrary herein, each Purchaser specifically authorizes Note Agent to enter into the Intercreditor Agreement on its behalf, and acknowledges that it (i) has reviewed the terms and conditions of the Intercreditor Agreement and each Loan Document, (ii) agrees with its terms and provisions and (iii) agress to be bound by the Intercreditor Agreement.

16.2 Delegation of Duties. Note Agent may execute any of its duties under this Agreement or any other Note Document by or through agents, sub-agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

16.3 Exculpatory Provisions. Neither Note Agent nor any of their respective Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Note Document (except for Note Agent’s or such Related Party’s own gross negligence or willful or intentional misconduct, as determined by a final nonappealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Purchasers or any of their Related Parties for any recitals, statements, representations or warranties made by any Issuer, any Guarantor or any of their Subsidiaries or any of their respective officers contained in this Agreement, any other Note Document or in any certificate, report, statement or other document referred to or provided for in, or received by Note Agent under or in connection with, this Agreement or any other Note Document or for any failure of any Issuer, any Guarantor or any of their Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. Note Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of any Issuer, any Guarantor or any of their Subsidiaries. Note Agent shall not be responsible to any Purchaser for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by Note Agent to the Purchasers or by or on behalf of any Issuer, any Guarantor or any of their Subsidiaries to Note Agent or any Purchaser or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds from the issuance of the Notes hereunder or of the existence or possible existence of any default or Event of Default.

16.4 Reliance by Note Agent. Note Agent and each of its Related Parties shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Issuer, any Guarantor or any of their Subsidiaries), independent accountants and other experts selected by Note Agent. Note Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless it shall first be indemnified to its satisfaction by the Purchasers against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Note Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Note Documents in accordance with a request made by the Required Holders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

16.5 Nonreliance. Each Purchaser expressly acknowledges that neither Note Agent nor any of its Related Parties have made any representations or warranties to it and that no act by Note Agent hereinafter taken, including, without limitation, any review of the affairs of any Issuer, any Guarantor or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by Note Agent to any Purchaser. Each Purchaser represents to Note Agent that it has, independently and without reliance upon Note Agent, or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Issuers, the Guarantors and their Subsidiaries and made its own decision to purchase the Notes and enter into this Agreement. Each Purchaser also represents that it will, independently and without reliance upon Note Agent, or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Note Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Issuers, the Guarantors and their Subsidiaries. Note Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of any Issuer, any Guarantor or any of their Subsidiaries that may come into the possession of Note Agent or any of its Related Parties.

16.6 Indemnification. The Purchasers agree to indemnify Note Agent and its Related Parties, ratably according to the Purchasers’ pro rata share of the Accreted Principal Amount of the Notes (determined at the time such indemnification is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, the documented fees and disbursements of counsel (including, without limitation, the allocated costs of internal counsel)) of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against Note Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Note Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by Note Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Issuers; provided, however, that no Purchaser shall be liable to Note Agent or any of its Related Parties for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely and directly from Note Agent’s or such Related Parties’ gross negligence or intentional or willful misconduct as finally determined by a court of competent jurisdiction. If any indemnity furnished to Note Agent or any such Related Parties for any purpose shall, in the opinion of Note Agent, be insufficient or become impaired, Note Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 16.6 shall survive the payment of the Notes.

16.7 Resignation of Note Agent.

(a) Note Agent may resign at any time by delivering notice of such resignation to the Administrative Issuer and the Purchasers, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Note Agent delivers any such notice, the Required Holders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Note Agent having given notice of resignation, no successor Note Agent has been appointed by the Required Holders that has accepted such appointment, then the retiring Note Agent may, on behalf of the Purchasers, appoint a successor Note Agent.

(b) Effective immediately upon its resignation, (i) the retiring Note Agent shall be discharged from its duties and obligations under the Note Documents, (ii) the Purchasers shall assume and perform all of the duties of Note Agent until a successor Note Agent shall have accepted a valid appointment hereunder, (iii) the retiring Note Agent and its Related Parties shall no longer have the benefit of any provision of any Note Document other than with respect to any actions taken or omitted to be taken while such retiring Note Agent was, or because such Note Agent had been, validly acting as Note Agent under the Note Documents or with respect to indemnification or expense reimbursement provisions and (iv) the retiring Note Agent shall take such action as may be reasonably necessary to assign to the successor Note Agent its rights as Note Agent under the Note Documents. Effective immediately upon its acceptance of a valid appointment as Note Agent, a successor Note Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Note Agent under the Note Documents.

16.8 Release of Collateral or Guarantors. Each Purchaser hereby consents to the release and hereby directs Note Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a) any Issuer or any Guarantor that is a Subsidiary from its guaranty if all of the equity interests of such Issuer or Guarantor owned by any other Issuer or Guarantor are sold in a sale permitted under the Note Documents (including, without limitation, pursuant to a waiver or consent); and

(b) any Lien held by the Note Agent against (i) any Collateral that is sold by an Issuer or a Guarantor in a sale or other disposition permitted by the Note Documents (including, without limitation, pursuant to a valid waiver or consent), (ii) any property subject to a Permitted Lien and (iii) all of the Collateral and all Issuers and Guarantors, upon (A) termination of this Agreement, and (B) payment and satisfaction in full of all amounts outstanding under the Notes and all other Obligations that the Note Agent has been notified in writing are then due and payable by the holder of such Obligation.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

ISSUERS:

COMVERGE, INC.,
a Delaware corporation

By:	/s/ David Mathieson
Name: David Mathieson
Title: Executive Vice President and
Chief Financial Officer

ENERWISE GLOBAL TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

COMVERGE GIANTS, LLC, a Delaware limited liability company

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

PUBLIC ENERGY SOLUTIONS, LLC, a New Jersey limited liability company

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

PUBLIC ENERGY SOLUTIONS NY, LLC, a Delaware limited liability company

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

CLEAN POWER MARKETS, INC.,
a Pennsylvania corporation

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

ALTERNATIVE ENERGY RESOURCES, INC., a Delaware corporation

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

NOTE AGENT:

PEAK HOLDING CORP.

By:	/s/ Joseph D. Zulli
	Name:	Joseph D. Zulli
	Title:	Treasurer

PURCHASERS:

PEAK HOLDING CORP.

By:	/s/ Joseph D. Zulli
	Name:	Joseph D. Zulli
	Title:	Treasurer